Exhibit 2.1
STOCK PURCHASE AGREEMENT
by and among
ZIMMER, INC.
ZIMMER HOLDINGS FRANCE S.A.S.
ABBOTT LABORATORIES
and ABBOTT FRANCE S.A.S.
with respect to all
outstanding capital stock of
ABBOTT SPINE INC.
and
ABBOTT SPINE S.A.
dated as of September 4, 2008
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EXHIBITS

EXHIBIT A	Transition Services Agreement
EXHIBIT B	Press Release
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          This STOCK PURCHASE AGREEMENT, dated as of September 4, 2008 is made and entered into by and among Zimmer, Inc., a Delaware corporation (“U.S. Purchaser”); subject to the provisions of Section 4.18 hereof, Zimmer Holdings France S.A.S. (“International Purchaser” and together with U.S. Purchaser, “Purchasers”); Abbott Laboratories, an Illinois corporation (“U.S. Seller”); and, subject to the provisions of Section 11.15 hereof, Abbott France S.A.S., a société par actions simplifiée organized under the laws of the Republic of France, having its registered office at 10 Rue d’Arcueil, BP 90233, 94528 Rungis Cedex, France, and registered with the Registre du Commerce et des Sociétés of Créteil under identification number (“numéro d’identification unique”) 602 950 206 (“International Seller” and together with U.S. Seller, “Sellers”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01 hereof.
          WHEREAS, U.S. Seller owns the issued and outstanding common stock, $0.01 par value per share, of Abbott Spine Inc., a Delaware corporation (“ASI”) (such shares being referred to herein as the “ASI Shares”); and
          WHEREAS, International Seller together with the Other Sellers own all of the issued and outstanding common stock, 1 Euro par value per share, of Abbott Spine S.A., a société anonyme organized under the laws of the Republic of France, having its registered office at 23 Parvis des Chartrons – Cité Mondiale – 33080 Bordeaux, France and registered with the Registre du Commerce et des Sociétés of Bordeaux under identification number (“numéro d’identification unique”) 424 884 682 (“ASSA”) (such shares being referred to herein as the “ASSA Shares” and together with the ASI Shares, the “Shares”); and
          WHEREAS, Sellers desire to sell and cause the Other Sellers to sell, and Purchasers desire to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
SALE OF SHARES AND CLOSING
          1.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing: (a) U.S. Seller shall sell, convey, assign and transfer to U.S. Purchaser the ASI Shares, and the U.S. Purchaser shall purchase all of the U.S. Seller’s right, title and interest in and to the ASI Shares, free and clear of all Encumbrances other than Encumbrances created or suffered to exist by Purchasers; (b) International Seller shall sell, convey, assign and transfer to International Purchaser the ASSA Shares owned by International Seller, and the International Purchaser shall purchase all of the International Seller’s right, title and interest in and to such ASSA Shares, free and clear of all Encumbrances other than Encumbrances created or suffered to exist by Purchasers; and (c) Sellers shall cause each Other Seller to, and each Other Seller shall, sell, convey, assign and transfer to the International Purchaser the ASSA Share owned by such Other Seller, and International Purchaser shall purchase the Other Sellers’ right, title and interest in and to the ASSA Share owned by each Other Seller, free and clear of all Encumbrances other than Encumbrances created or suffered to exist by Purchasers.
          1.02 Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Purchasers shall pay, in consideration for the purchase of the Shares pursuant to Section 1.01, in cash $360,000,000 (the “Purchase Price”). The payment of the Purchase Price shall not be reduced by any withholdings or deductions except to the extent required by United States or foreign Laws.
          1.03 Tax Treatment of Purchase Price
               (a) Not later than five (5) days after the date of this Agreement, Sellers shall deliver to Purchasers for their review and comment an allocation of the Purchase Price to the Shares based on an estimate of the fair market values of the ASI Shares and ASSA Shares. If Sellers and Purchasers are unable to reach agreement on the allocation of the Purchase Price within thirty (30) days following the delivery of the allocation to the Purchasers, the allocation of Purchase Price shall be determined by an internationally-recognized independent accounting firm mutually selected by Sellers and Purchasers (“Independent Expert”) using customary valuation methodologies; provided, however, that the Independent Expert shall make its determination within thirty (30) days following the Closing Date. The determination made by the Independent Expert shall be, absent manifest error, final and binding on Purchasers and Sellers. The fees and expenses of the Independent Expert shall be shared equally between Sellers and Purchasers.
               (b) Purchasers, Sellers, Other Sellers and each of their respective Affiliates shall: (i) treat the amounts allocated to each of ASI and ASSA pursuant to Section 1.03(a) as the purchase price of the respective entity for Tax purposes; (ii) be bound by the allocations determined pursuant to Section 1.03(a) for purposes of determining any Taxes; and (iii) prepare and file, and cause their Affiliates to prepare and file, their Tax Returns on a basis consistent with these allocations. None of Purchasers, Sellers, Other Sellers or their respective Affiliates shall take any position inconsistent with these allocations in any Tax Return, in any refund claim, in any litigation, or otherwise unless required by final determination by an applicable Taxing Authority. In the event that an allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other parties hereto, and Purchasers and Sellers agree to use commercially reasonable efforts to defend such allocations in any audit or similar proceeding.
          1.04 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”), which shall take place at the offices of Skadden, Arps, Slate,
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Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 or at such other place as Purchasers and Sellers mutually agree in writing, at 10:00 A.M. local time, on the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) or at such other time or date as Purchasers and Sellers may mutually agree in writing (the “Closing Date”). Unless the parties otherwise agree in writing, the Closing shall be deemed to have occurred at 12:01 a.m. local time in each applicable jurisdiction on the Closing Date.
          1.05 Closing Deliveries by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to the applicable Purchaser:
               (a) a certificate or certificates representing the ASI Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank;
               (b) duly completed and executed share transfer forms (ordre de mouvement) providing for the transfer of legal title to and possession of all ASSA Shares to the International Purchaser along with the declaration for Tax registration (formulaire cerfa no 2759 DGI) pursuant to section 726-I of the French Tax Code (le Code General des Impôts);
               (c) the share transfer register (registre des mouvements de titres) and the shareholders’ accounts (comptes d’actionnaires) of ASSA updated to evidence that the transfers of all the ASSA Shares in favor of the International Purchaser have been duly recorded;
               (d) the Transition Services Agreement, as executed by Sellers;
               (e) resignations of each director of the Spine Entities, effective as of Closing;
               (f) a certification of non-foreign status for U.S. Seller in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;
               (g) a receipt for the Purchase Price;
               (h) the certificate described in Section 7.01(a);
               (i) resolutions of ASSA revoking all powers of attorney granted to any officers, directors, or employees of U.S. Seller or any of its Affiliates who are not Business Employees and a certificate of an officer of U.S. Seller that such revocation has been communicated to all of such officers, directors and employees;
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               (j) termination of the Contrats de Pret a la Consommation entered into between International Seller and each of the Other Sellers;
               (k) copies of the opinions of the works councils of International Seller and ASSA relating to the consultations contemplated by Section 11.15; and
               (l) for each of ASI and SNAC, a good standing certificate, dated within five (5) Business Days prior to the Closing Date, issued by the Delaware Secretary of State’s office, and for ASSA, a Kbis extract from the commercial register, dated within five (5) Business Days prior to the Closing Date.
          1.06 Closing Deliveries by Purchasers. At the Closing, Purchasers shall deliver, or cause to be delivered, to the applicable Purchaser:
               (a) the Purchase Price, by wire transfer in immediately available funds to one or more bank accounts designated in writing by U.S. Seller no later than three (3) Business Days before the Closing Date;
               (b) the Transition Services Agreement as executed by Purchasers; and
               (c) the certificate described in Section 7.02(a).
          1.07 Closing Working Capital.
               (a) Within thirty (30) days after the Closing Date, Sellers shall prepare, or cause to be prepared, and deliver to Purchasers an unaudited statement setting forth Sellers’ calculation of Working Capital as of the Closing Date (the “Closing Working Capital Statement”), which shall set forth Sellers’ calculation of Working Capital as of the Closing Date (“Closing Working Capital”). Closing Working Capital and Final Working Capital shall be reduced by an amount equal to the asset value of the inventory described in Schedule 2.07; provided that if a reserve with respect to such inventory has been included in Closing Working Capital or Final Working Capital, then such reduction shall not be made to the extent it duplicates the reserve.
               (b) Upon receipt from Sellers, Purchasers shall have thirty (30) days to review the Closing Working Capital Statement (the “Review Period”). If Purchasers disagree with Sellers’ computation of Closing Working Capital, Purchasers may, on or prior to the last day of the Review Period, deliver a notice to Sellers (a “Notice of Objection”), which sets forth their objections to Sellers’ calculation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which Purchasers disagree, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Purchasers’ calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, Purchasers shall be deemed to have agreed with Sellers’ calculation of all other items and amounts contained in the Closing Working Capital Statement.
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               (c) Unless Purchasers deliver a Notice of Objection to Sellers within the Review Period, Purchasers shall be deemed to have accepted Sellers’ calculation of Closing Working Capital and the Closing Working Capital Statement shall be final, conclusive and binding. If Purchasers deliver a Notice of Objection to Sellers within the Review Period, Purchasers and Sellers shall, during the ten (10) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, Purchasers and Sellers are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an Independent Expert. The parties shall instruct the Independent Expert promptly to review this Section 1.07 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment. The Independent Expert shall base its determination solely on written submissions by Purchasers and Sellers and not on an independent review. Purchasers and Sellers shall make available to the Independent Expert all relevant Books and Records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to Purchasers and Sellers, as promptly as practicable but in no event later than thirty (30) days after its retention, a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided that in no event shall Closing Working Capital as determined by the Independent Expert be more than Sellers’ calculation of Closing Working Capital set forth in the Closing Working Capital Statement nor less than Purchasers’ calculation of Closing Working Capital set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties by the Independent Expert based upon the relative differences between the position asserted by each party and the final resolution of the disputed items, with the party asserting a position further from the final resolution bearing a proportionately greater share of such costs and expenses.
          1.08 Adjustment of Purchase Price.
               (a) “Final Working Capital” means the Closing Working Capital (i) as shown in the Closing Working Capital Statement, if no Notice of Objection with respect thereto is timely delivered; or (ii) if a Notice of Objection is so delivered, then as agreed by Purchasers and Sellers pursuant to Section 1.07(c) or, in the absence of such agreement, as shown in the Independent Expert’s calculation. If Final Working Capital is less than $43,362,000, Sellers shall pay to Purchasers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 1.08(b), an amount of cash equal to the difference between $43,362,000 and Final Working Capital (the “Deficit Amount”). If Final Working Capital exceeds $43,362,000, Purchasers shall pay to Sellers, in the manner and with interest as provided in Section 1.08(b), an amount of cash equal to the difference between Final Working Capital and $43,362,000 (the “Excess Amount”).
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               (b) Within five (5) Business Days after Final Working Capital has been finally determined, (i) if there is a Deficit Amount, Sellers shall pay to Purchasers an amount equal to such Deficit Amount, together with interest calculated as set forth below, and (ii) if there is an Excess Amount, Purchasers shall pay to Sellers an amount equal to such Excess Amount, together with interest calculated as set forth below. Any such payment shall be made by wire transfer of immediately available funds to one or more accounts as designated in writing by Purchasers or Sellers, as the case may be. The amount of any payment to be made pursuant to this Section 1.08 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Federal Funds Rate in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.
               (c) Any rights accruing to a party under this Section 1.08 shall be in addition to and independent of the rights to indemnification under Article IX. Any payments made to any party under this Section 1.08 shall not be subject to the terms of Article IX. Any Deficit Amount owing to Purchasers shall be the joint and several obligation of Sellers.
               (d) For all Tax purposes, the parties agree to treat the payment of the Deficit Amount or Excess Amount, as the case may be, as an adjustment to the Purchase Price except to the extent applicable Law requires otherwise. The amount of such adjustment shall be allocated between the Shares of ASI and ASSA in accordance with the principles and in the manner set forth in Section 1.03(a) for the allocation of Purchase Price, taking into account the ASI Working Capital and the ASSA Working Capital.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
          Except as otherwise set forth in a schedule to any particular representation and warranty (with specific reference to the particular Section of this Agreement to which the information set forth in such schedule relates; provided, however, that any information set forth in one schedule shall be deemed to apply to each other schedule thereof to which its relevance is readily apparent on its face), Sellers hereby jointly and severally represent and warrant to Purchasers that all of the statements contained in this Article II are true as of the date of this Agreement (or, if made as of a specified date, as of such date). The inclusion of any information in a schedule to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
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          2.01 Organization and Authority of Sellers.
               (a) U.S. Seller is a corporation organized, validly existing and in good standing under the Laws of the State of Illinois. U.S. Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by U.S. Seller, the performance by U.S. Seller of its obligations hereunder and the consummation by U.S. Seller of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of U.S. Seller. This Agreement has been executed and delivered by U.S. Seller, and, assuming due authorization, execution and delivery by Purchasers, this Agreement is a legal, valid and binding obligation of U.S. Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the application of general principles of equity.
               (b) International Seller is a société par actions simplifiée organized and validly existing under the Laws of the Republic of France having its registered office at 10 Rue d’Arcueil, BP 90233, 94528 Rungis Cedex, France, and registered with the Registre du Commerce et des Sociétés of Créteil under identification number (“numéro d’identification unique”) 602 950 206. Subject to the provisions of Section 11.15 hereof, International Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the provisions of Section 11.15 hereof, the execution and delivery of this Agreement by International Seller, the performance by International Seller of its obligations hereunder and the consummation by International Seller of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of International Seller. When executed and delivered by International Seller in accordance with Section 11.15 hereof, this Agreement will have been executed and delivered by International Seller, and, assuming due authorization, execution and delivery by Purchasers, this Agreement will be a legal, valid and binding obligation of International Seller, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the application of general principles of equity.
          2.02 Organization, Authority and Qualification of Spine Entities. Each of ASI, ASSA and Spine Next America Corp., a Delaware corporation (“SNAC”) (collectively, the “Spine Entities”) is a company duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the portion of the Business conducted by such Spine Entity as conducted at the date of this Agreement. Each Spine Entity is qualified to do business and, in jurisdictions where such concept is recognized, is in good standing (or its local equivalent) in each jurisdiction in which the properties leased by it or the
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operations of the portion of the Business conducted by such Spine Entity make such qualification necessary or desirable, except to the extent that the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Sellers have made available to Purchasers, through the Spine Data Room, true, complete and correct copies of the certificate of incorporation and bylaws or similar organizational documents of the Spine Entities.
          2.03 Capital Stock. Schedule 2.03 sets forth the authorized, issued and outstanding shares of each of the Spine Entities, including the identities of the holders of such issued and outstanding shares. The outstanding shares of ASI and SNAC are duly authorized, validly issued, fully paid and non-assessable. The outstanding shares of ASSA are duly authorized, validly issued and fully-paid (“libérées”). There are no outstanding Options with respect to any Spine Entities, and none of the Spine Entities is subject to any obligation or commitment to issue or grant any Options. There are no restrictions as to voting rights or disposal of the shares of ASSA or, except to the extent of any restrictions required by French Law, to the distribution of profits by ASSA. Other than SNAC, neither ASI nor ASSA holds any equity interests in any other Person. SNAC does not hold any equity interests in any other Person. Upon consummation of the purchase and sale of the Shares contemplated by this Agreement, including payment of the Purchase Price, Purchasers shall own the entire right, title and interest in all outstanding capital stock and equity interests of each of the Spine Entities, free and clear of all Encumbrances other than Encumbrances created or suffered to exist by Purchasers, except as such ownership may be limited by: (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally; (b) the application of general principles of equity; (c) any facts or circumstances specific to Purchasers; or (d) any action or omission on the part of Purchasers.
          2.04 No Conflicts . Schedule 2.04 sets forth all Consents that are required for the consummation of the transactions contemplated by this Agreement under any Material Contract, but excluding any Consents required pursuant to applicable Law or required because of the business of the Purchasers and their Affiliates or contracts pursuant to which any Purchaser or any Affiliate is a party or by which any of their respective assets or properties are bound (“Material Consents”). Assuming that all Material Consents have been obtained and that International Seller has become a party to this Agreement pursuant to Section 11.15, and except as may result from any facts or circumstances specific to Purchasers or any of their respective Affiliates, the execution, delivery and performance of this Agreement by the Sellers do not: (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Sellers or the Spine Entities; (b) conflict with or violate any Law or Governmental Order applicable to Sellers or the Spine Entities, as applicable, or their respective properties; or (c) violate, conflict with or result in a breach of or default under (with or without notice, lapse of time or both), any Material Contract or entitle any other party to modify, terminate, cancel, accelerate or exercise any other right under any Material Contract, except in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
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          2.05 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Sellers do not require any Consent of any Governmental Authority, except: (a) the requirements of the HSR Act and, to the extent applicable, the Competition/Investment Laws of any other relevant jurisdiction; (b) any notification, or where appropriate, consultation, consent or negotiation with a works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by this Agreement; or (c) as may be necessary as a result of any facts or circumstances specific to Purchasers or any of their respective Affiliates.
          2.06 Financial Statements .
               (a) Set forth in Schedule 2.06(a) are: (a) the unaudited balance sheets and profit and loss statements for the portion of the Business conducted by ASI for the year ended December 31, 2007 and as of and for the six (6) months ended on June 30, 2008 (collectively, the “ASI Financial Statements”); and (b) unaudited balance sheets and profit and loss statements for the portion of the Business conducted by ASSA for the year ended November 30, 2007 and as of and for the six (6) months ended on May 31, 2008 (collectively, the “ASSA Financial Statements” and, together with the ASI Financial Statements, the “Financial Statements”). Except as set forth in Schedule 2.06(a), the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the financial condition and results of operations of the Spine Entities as of the respective dates thereof and for the periods referred to therein. Since January 1, 2007, there has not occurred any material change in accounting methods or practices or revaluation of assets.
               (b) Schedule 2.06(b) sets forth all of the items related to the Business that are included on Seller’s balance sheet, along with Sellers’ good faith estimates of the amounts thereof.
          2.07 Liabilities. None of the Spine Entities has any Liabilities, except (i) as reflected in the Financial Statements or as otherwise set forth on Schedule 2.06(a), Schedule 2.06(b) or Schedule 2.07, (ii) as have been incurred in the ordinary course of business, consistent with past practice, but not required under GAAP to be reflected in the Financial Statements, (iii) as have been incurred in the ordinary course of business, consistent with past practice, since the respective dates of the most recent balance sheets included in the Financial Statements, (iv) obligations under this Agreement and (v) as included in the calculation of the Final Working Capital.
          2.08 Litigation; Insurance Claims.
               (a) As of the date hereof, no Action by or against Sellers or any of their Affiliates is pending or, to the Knowledge of the Sellers, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
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               (b) Schedule 2.08(b) sets forth (i) the pending Actions (including those involving Product Claims) as of the date hereof to which any Spine Entity is a party, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) each Action (including those involving Product Claims) with respect to which any Spine Entity has monetary, non-competition or non-solicitation executory obligations arising from the settlement or other disposition thereof. To the Knowledge of Sellers, no material Action is currently threatened against any Spine Entity.
               (c) Schedule 2.08(c) lists all pending insurance claims under any insurance policy of any Spine Entity or either Seller with respect to any assets or properties of any Spine Entity.
          2.09 Assets; Inventory.
               (a) The Spine Entities have good and valid title to all tangible assets reflected in the Financial Statements or that were acquired by such Spine Entities after the respective dates of such Financial Statements (except those assets that have been sold or otherwise disposed of since the respective dates thereof in the ordinary course of business and not in violation of this Agreement), in each case, free and clear of all Encumbrances except: (i) mechanics’, carriers’, workmen’s, warehouseman’s or other like liens arising or incurred in the ordinary course of business; (ii) liens for taxes and assessments not yet due and payable or which are being contested in good faith through appropriate proceedings; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits; (iv) unperfected security interests retained by sellers of goods to secure the purchase price of such goods to the extent the obligation to pay such purchase price constitutes a trade account payable; (v) Encumbrances caused by or resulting from the acts of Purchasers or any of their Affiliates, employees, officers, directors, agents, contractors, invitees or licensees; and (vi) other Encumbrances, in each case arising in the ordinary course of business and not incurred or made in connection with the borrowing of money, provided that such Encumbrances do not, individually or in the aggregate, materially impair the present use of the encumbered assets (collectively “Permitted Liens”).
               (b) The Spine Entities do not own any real property and have good and valid title to the leasehold estates in all real property leased by them (all of such leased real property being referred to herein as the “Real Property”), free and clear of all Encumbrances, except for Permitted Liens, easements, reservations, covenants, rights-of-way and other similar restrictions of record and liens of the other party to the leases thereof arising pursuant to the terms of such leases. Each Spine Entity enjoys peaceful and undisturbed possession of the Real Property which it leases (subject to Permitted Liens). Schedule 2.09(b) sets forth a list of the address of all Real Property leased by any Spine Entity as of the date hereof. Sellers have previously provided or made available to Purchasers through the Spine Data Room true and complete copies of all Real Property leases. Articles L.145-1 and Articles L.145-4 of the French
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Commercial Code apply to all leases governed by French law entered into by the Spine Entities, and the Spine Entities have the right to renew such leases in accordance with Article L.145-8 of the French Commercial Code. Except for (i) the production of custom instruments and prototypes and (ii) the assembly and packaging of Products manufactured by Third Parties, none of the Spine Entities currently manufactures any goods, materials or products at any of the Real Property, nor have they done so within the past five (5) years at any current or former owned or leased premises.
               (c) Except as set forth on Schedule 2.09(c), all inventory of Products held by the Spine Entities (i) has been designed and manufactured in substantial compliance with applicable Laws; (ii) is free of material defects in design, materials, fabrication and workmanship; and (iii) is suitable for use or sale in the ordinary course of business (including remaining available shelf life for expiry dated Products) and in substantial compliance with applicable Laws.
          2.10 Legal Compliance.
               (a) ASI has, and since October 14, 2004, ASSA and SNAC have, conducted their respective businesses, operations and affairs in compliance in all material respects with all Laws and Governmental Orders applicable thereto, in each case except as set forth on Schedule 2.10(a).
               (b) No Spine Entity or officer or director thereof has, within the past three (3) years, (i) been a party to any corporate integrity agreement with the United States Department of Health and Human Services Office of Inspector General; (ii) had a reporting obligation pursuant to any settlement agreement entered into with any Governmental Authority; (iii) been, to the Knowledge of Sellers, under investigation, inquiry or review by any Governmental Authority (or been threatened with such an investigation, inquiry or review); (iv) received any search warrant, subpoena or civil investigative demand from any Governmental Authority relating to the Business; (v) been sanctioned within the meaning of Social Security Act Section 1128A or any amendment thereof; (vi) been convicted of violating (or admitted or been found liable for a violation) the federal False Claims Act, the federal Anti-Kickback statute, the Health Insurance Portability and Accountability Act of 1996, the federal Civil Money Penalties statute, the federal Stark law, or similar state laws; or (vii) been debarred, excluded or suspended from participation in any health care program of a Governmental Authority.
          2.11 Labor and Employment Matters.
               (a) Schedule 2.11(a) lists all U.S. Business Employees as of the date hereof and specifies, with respect to each such Person, the date of hire and title.
               (b) ASI is not a party to any collective bargaining agreement or union contract with, and no employee of ASI is represented by, any union or other collective bargaining unit. There is no labor strike, picket, dispute or stoppage pending
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or, to the Knowledge of Sellers, threatened against ASI, and ASI has not experienced within the past three (3) years any labor strike, picket, dispute or stoppage or other material labor difficulty involving its employees. To the Knowledge of Sellers, except to the extent contemplated by French Law, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of any Spine Entity.
               (c) Except as set forth on Schedule 2.11(c), none of the Spine Entities is engaged in any unfair labor practice, and there is no unfair labor practice complaint against any Spine Entity pending or, to the Knowledge of Sellers, threatened before the National Labor Relations Board or any comparable Governmental Authority.
               (d) Each of the Spine Entities has paid in the ordinary course of business all wages and compensation due to its employees.
               (e) ASI is not a party to any contract or agreement or subject to any Governmental Order that prevents or restricts its ability to close or relocate any of its facilities or operations. ASI has not effected a plant closing or mass layoff within the meaning of the Worker Adjustment and Retraining Notification Act at any of its facilities.
          2.12 Taxes.
               (a) Each of the Spine Entities has duly filed on a timely basis all material Tax Returns required to have been filed by it prior to the date hereof. Except as set forth on Schedule 2.12(a), all of such Tax Returns when filed were true, complete and correct, and each of the Spine Entities has, within the time and manner prescribed by applicable Laws, paid all Taxes shown as owing on such Tax Returns. None of the Spine Entities is delinquent in the payment of any Tax. None of the Spine Entities has requested, or filed any document having the effect of causing, any extension of time within which to file any material Tax Return that has not since been filed, other than automatic extensions allowed by Law. None of the Spine Entities has received any written notice that it is liable or responsible for any Tax deficiencies. Except as set forth on Schedule 2.12(a), there is no Action or audit currently proposed or threatened in writing, or pending against or with respect to any of the Spine Entities in respect of any Taxes. There are no Encumbrances with respect to Taxes upon any of the properties or assets of any of the Spine Entities (other than Encumbrances for Taxes not yet due). Since November 30, 2005, no Taxing Authority in a jurisdiction where any of the Spine Entities does not file Tax Returns has ever claimed in writing that a Spine Entity is or may be subject to liability for any Taxes by that jurisdiction or is required to file a Tax Return in that jurisdiction.
               (b) None of the Spine Entities has granted any power of attorney with respect to Taxes that will continue in effect after Closing.
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               (c) Except to the extent that the Spine Entities file a Tax Return on a consolidated basis, or have entered into a Tax sharing arrangement, with one or more Affiliates, none of the Spine Entities is obligated to indemnify any other Person with respect to any Taxes. Except to the extent that the Spine Entities file a Tax Return on a consolidated basis, or have entered into a Tax sharing arrangement, with one or more Affiliates, none of the Spine Entities is now or has ever been a party to or bound by any Contract or arrangement (including tax sharing or allocation agreements) that (i) requires such Spine Entity to make any Tax payment to or for the account of any other Person, (ii) affords any other Person the benefit of any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute of any of the Spine Entities, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to any of the Spine Entities from any other Person.
               (d) Each of the Spine Entities has withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party.
               (e) There is no contract, agreement, plan or arrangement covering any employee or former employee of any of the Spine Entities that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to 162(m) of the Code.
               (f) None of the Spine Entities is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by any of the Spine Entities, nor has the Internal Revenue Service proposed any such adjustment or change in accounting method.
               (g) Sellers have made available to Purchasers, through the Spine Data Room, correct and complete copies of all income Tax Returns for periods ending on or after November 30, 2004 and all examination reports and statements of deficiencies for which a dispute is still pending.
               (h) None of the Spine Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, other than with respect to a Tax Return filed on a consolidated basis.
               (i) None of the Spine Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.
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          2.13 Intellectual Property.
               (a) Schedule 2.13(a) lists all Patents, Trademarks and Copyrights that are owned by each of the Spine Entities (whether exclusively, jointly with another Person or otherwise) (collectively, “Owned Intellectual Property”) other than Owned Intellectual Property that is neither (i) registered (or the subject of an application for registration) nor (ii) material to the financial condition, properties, assets (including intangible assets), liabilities (including contingent liabilities), business, operations, results of operations or prospects of the applicable Spine Entity or the Business.
               (b) To the Knowledge of Sellers, no Third Party has an ownership interest in Owned Intellectual Property other than: (i) such Owned Intellectual Property that is not material to the financial condition, properties, assets (including intangible assets), liabilities, (including contingent liabilities), business, operations, results of operations or prospects of the applicable Spine Entity or the Business; (ii) as referenced on Schedule 2.13(b); and (iii) ownership rights that may vest in the inventors of the Patents listed on Schedule 2.13(a) originating from ASSA. To the Knowledge of Sellers, no Seller or Spine Entity has received any written communication from a Third Party alleging facts that would permit such Third Party to exercise any reversionary ownership rights in Patents included in the Owned Intellectual Property pursuant to Contracts contained in the Spine Data Room.
               (c) Sellers have made available to Purchasers, through the Spine Data Room, all material licenses, sublicenses and other agreements pursuant to which a Third Party authorizes any of the Spine Entities to use or practice any rights under, or grant sublicenses with respect to, any Patents, Trademarks or Copyrights other than (i) shrink-wrap and similar end user licenses for mass-marketed, off-the-shelf Software, and (ii) confidentiality and similar agreements.
               (d) Sellers have made available to Purchasers, through the Spine Data Room, all material licenses, sublicenses and other agreements pursuant to which any of the Spine Entities authorizes a Third Party to use or practice any rights under, or grant sublicenses with respect to, any Owned Intellectual Property, other than confidentiality and similar agreements.
               (e) All registration, maintenance and renewal fees related to Registered Patents and Trademarks that are currently due have been paid and all documents and certificates related to such property have been filed with the relevant Governmental Authority for the purposes of maintaining such Registered Patents and Trademarks. “Registered Patents and Trademarks” means the Patents and Trademarks listed on Schedule 2.13(a) that are the subject of an application, certification, filing or registration of any type by which Intellectual Property Rights are obtained.
               (f) There are no pending Third Party Actions against any of the Spine Entities seeking: (i) the nullification of any of the Patents or Trademarks listed on
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Schedule 2.13(a); or (ii) alleging that any Spine Entity or any of its products, services, activities or operations infringes upon or otherwise unlawfully uses any Intellectual Property Rights of a Third Party. To the Knowledge of Sellers, no Seller or Spine Entity has received any written communication from a Third Party alleging that any Spine Entity or any of its products, services, activities or operations infringes upon such Third Party’s Patents, Trademarks or Copyrights, other than matters disclosed to Purchasers through the Spine Data Room.
               (g) Each of the Spine Entities has taken commercially reasonable steps to protect and preserve the confidentiality of its Proprietary Information.
          2.14 Employee Benefits.
               (a) Schedule 2.14(a) lists each material Plan that any Spine Entity maintains, contributes to or participates in or has any material liability under. None of the Spine Entities has any commitment to create any additional Plans.
               (b) Except as set forth in Schedule 2.14(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events) will result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer, employee, consultant or service provider of or to any Spine Entity under any Plan, employment agreement or similar employee compensation arrangement.
               (c) Each of the material defined contribution pension Plans maintained by Sellers or their respective Affiliates in the United States that is intended to be qualified under Code Section 401(a) has received a determination letter from the Internal Revenue Service that such plan is so qualified. To the Knowledge of Sellers, nothing has occurred to adversely affect the qualified status of any such Seller DC Plan, and the Internal Revenue Service has taken no action to revoke any such determination letter.
               (d) At no time during the period from October 13, 2004 to the date hereof, and, to the Knowledge of Sellers, at no time during the period from the date that is six-years prior to the date hereof and October 13, 2004, has any Spine Entity or any ERISA Affiliate contributed to, been required to contribute to, or incurred any material withdrawal liability (within the meaning of Section 4021 of ERISA) under, any multiemployer plan (as defined in Section 3(37) of ERISA).
               (e) To the Knowledge of Sellers, no written statement regarding a Plan has been made by any Seller or Spine Entity to any Business Employee (or dependent thereof), or to any participant or beneficiary under any Plan, that was, in any material respect, not in accordance with such Plan.
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               (f) In each case, except as would not be material, no payment that is owed or may become due to any director, officer or employee of any Spine Entity will be non-deductible to Purchasers or the applicable Spine Entity under Section 280G of the Code or be subject to Tax under Section 4999 of the Code, nor will Purchasers or any Spine Entity be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.
               (g) As of the Closing (provided that neither Purchaser nor any of its Affiliates adopts a Plan requiring ASI to provide such benefits or coverage), ASI will not be obligated to provide post-employment medical benefits or life insurance coverage to any U.S. Business Employee who retires on or after the Closing Date, except as required by applicable federal or state statutes requiring the offer of continuation coverage or conversion rights.
          2.15 Contracts. Except as set forth on Schedule 2.15, Sellers have made available to Purchasers, through the Spine Data Room, all Contracts that are material to the conduct of the Business as currently conducted and as to which any Spine Entity is a party or by which any of its assets is bound (collectively, “Material Contracts”). Each Material Contract constitutes the valid and binding obligation of the applicable Spine Entity and, to the Knowledge of Sellers, of each other party thereto, except in each case, as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights or by the application of general principles of equity. Except as set forth in Schedule 2.15, neither the applicable Spine Entity nor, to the Knowledge of Sellers, any other party thereto is, in any material respect, in violation of or in default under any Material Contract, nor has there occurred an event or condition that, with the passage of time or giving of notice (or both), would constitute a material default under, or permit the termination of, any Material Contract. All Contracts and arrangements stipulated in article L.225-38 of the French Commercial Code (“conventions réglementées”) to which ASSA was or is a party have been entered into in compliance with article L.225-38 of the French Commercial Code.
          2.16 Operation of Business.
               (a) Except for any action or omission on the part of the Sellers in contemplation of executing this Agreement and consummating the transactions contemplated hereby, since June 30, 2008, each Spine Entity has conducted its business in all material respects in the ordinary course.
               (b) Since December 31, 2007, to the Knowledge of Sellers, no material customer of any Spine Entity has indicated in writing to such Spine Entity that it will stop or materially decrease purchasing Products from such Spine Entity, and, to the Knowledge of Sellers, no material supplier of any Spine Entity has indicated in writing to such Spine Entity that it will stop or materially decrease the supply of materials, products or services to such Spine Entity.
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               (c) Assuming all Consents are obtained and other than (x) services provided prior to Closing by Sellers or their Affiliates (other than the Spine Entities); (y) services to be provided under the Transition Services Agreement; and (z) services to be provided by any Purchaser or any Affiliate of any Purchaser after the Closing, each Spine Entity has access to the inventory, materials, supplies and other tangible assets required to operate its business substantially as of the date of this Agreement.
               (d) To the Knowledge of Sellers, there is no impending Action or Governmental Order that would preclude the Spine Entities from operating the Business after the Closing in substantially the same manner as it is being operated immediately prior to the Closing.
          2.17 Regulatory Matters.
               (a) Each Spine Entity has all Registrations required by applicable Laws to operate its business as conducted as of the date of this Agreement.
               (b) Schedule 2.17(b) lists each material investigation or inspection to which a Spine Entity was notified in writing by a Regulatory Authority which, to the Knowledge of Sellers, has been conducted during the past three (3) years with respect to any Product or any facility or operation of any Spine Entity. Each Spine Entity has responded accurately and completely to all requests, observations, notices and warnings of the applicable Regulatory Authority in connection therewith, and has, to the Knowledge of Sellers, resolved to the satisfaction of the applicable Regulatory Authority all issues raised by it in connection therewith.
               (c) Except as set forth in Schedule 2.17(c), all Spine Entities are in substantial compliance with Regulatory Laws pertaining to adulteration or misbranding of a Product.
               (d) Except as set forth in Schedule 2.17(d), no Product has been the subject of a Field Action, no Field Action is being initiated by any Spine Entity and, to the Knowledge of Sellers, no Field Action has been requested or ordered by any Governmental Authority, physician, or consumer group. Since January 1, 2006, no Spine Entity has received a warning letter from the FDA or any equivalent notification from any other Governmental Authority concerning any of its products, processes or systems or been subject to any seizure, injunction or import/export restrictions from the FDA.
               (e) Each Spine Entity is ISO 13485 certified.
          2.18 Securities Purchase Agreement Matters. Sellers, the Spine Entities and each of their current and former employees, officers, directors, shareholders or stockholders, Affiliates, agents, attorneys, insurers, managers, trustees, partners, owners and other representatives, and each of their predecessors, successors and assigns (collectively, the “Releasees”) have been released, remised, relinquished, waived,
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acquitted and forever discharged of and from any and all claims, demands, actions, causes of action, damages, costs, expenses and liabilities of every character whatsoever, direct or indirect, known or unknown, suspected or unsuspected, alleged or not alleged, liquidated or unliquidated, choate or inchoate, in law, equity or otherwise, including claims for attorney’s fees, principal or interest, which the parties listed on Schedule 2.18 ever had or may thereafter have on account of or in any way arising out of or relating to that certain Securities Purchase Agreement, dated October 13, 2004, including, but not limited to, any alleged obligations or payments thereunder and/or Sellers’ efforts to obtain regulatory approval for the Wallis System, whether arising under the laws, statutes, or ordinances of any country, state or locality or in contract, in tort or otherwise. The parties listed on Schedule 2.18 include all Persons who ever had or may hereafter have any claim against the Releasees under or pursuant to the Securities Purchase Agreement, dated October 13, 2004.
          2.19 Spine Data Room. Schedule 2.19 sets forth a true, complete and correct list of all documents and information made available by Sellers to Purchasers as of the date hereof through the Merrill Corporation Data Site administered by Sellers and their advisors in connection with the transactions contemplated by this Agreement (the “Spine Data Room”).
          2.20 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF THE SELLERS, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE SPINE ENTITIES, THEIR RESPECTIVE AFFILIATES OR THE BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
          Purchasers hereby jointly and severally represent and warrant to Sellers that all of the statements contained in this Article III are true as of the date of this Agreement.
          3.01 Organization and Authority of Purchasers.
               (a) U.S. Purchaser is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware. U.S. Purchaser has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by U.S. Purchaser, the performance by U.S. Purchaser of its obligations hereunder and the consummation by
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U.S. Purchaser of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of U.S. Purchaser. This Agreement has been executed and delivered by U.S. Purchaser, and, assuming due authorization, execution and delivery by Sellers, this Agreement is a legal, valid and binding obligation of U.S. Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the application of general principles of equity.
               (b) Subject to the provisions of Section 4.18 hereof, when formed, International Purchaser will be organized and validly existing under the Laws of the Republic of France. When International Purchaser becomes a party to this Agreement pursuant to Section 4.18, International Purchaser will have all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Subject to the provisions of Section 4.18, the execution and delivery of this Agreement by International Purchaser, the performance by International Purchaser of its obligations hereunder and the consummation by International Purchaser of the transactions contemplated hereby will be authorized by all requisite corporate action on the part of International Purchaser. When executed and delivered by International Purchaser in accordance with Section 4.18, assuming due authorization, execution and delivery by Sellers, this Agreement will be a legal, valid and binding obligation of International Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the application of general principles of equity.
          3.02 No Conflicts. Assuming that all Consents have been obtained and, except as may result from any facts or circumstances relating to Sellers, Other Sellers or any of their respective Affiliates, the execution, delivery and performance of this Agreement by the Purchasers do not: (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Purchasers; or (b) conflict with or violate any Law or Governmental Order applicable to Purchasers, except, in the case of clause (b), as would not, individually or in the aggregate, materially and adversely affect the ability of Purchasers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement.
          3.03 Governmental Consents and Approvals . The execution, delivery and performance of this Agreement by Purchasers do not require any Consent of any Governmental Authority, except: (a) the requirements of the HSR Act and, to the extent applicable, the Competition/Investment Laws of any other relevant jurisdiction; (b) any notification, or where appropriate, consultation, consent or negotiation with a works council, union, labor board or relevant Governmental Authority concerning the transactions contemplated by this Agreement; (c) as may be necessary as a result of any facts or circumstances specific to Sellers or any of their respective Affiliates (other than the Spine Entities); or (d) to the extent failure to obtain such Consent would not prevent
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or materially delay the consummation by Purchasers of the transactions contemplated by this Agreement.
          3.04 Litigation . As of the date hereof, no Action by or against Purchasers or any of their Affiliates is pending or, to the knowledge of Purchasers, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
          3.05 Capital Adequacy, Solvency. Each Purchaser represents that immediately after the sale of the Shares and the other transactions contemplated herein, such Purchaser and each Spine Entity (and any successor corporation) will have a positive net worth (calculated in accordance with United States generally accepted accounting principles, consistently applied from period to period and throughout any period) and will not be insolvent (as defined under the federal Bankruptcy Code (the “Bankruptcy Code”) and in equity) and that the purchase of the Shares and other transactions contemplated hereby and any borrowing by such Purchaser or any Spine Entity in connection with such transactions shall not have the effect of hindering, delaying or defrauding any creditors of such Purchaser or any Spine Entity (or any successor corporation). Each Purchaser further represents that: (a) upon consummation of the purchase of the Shares and within the meaning of Section 548 of the Bankruptcy Code, such Purchaser and each Spine Entity (and any successor corporations) will: (i) have adequate capitalization; (ii) not have an unreasonably small capital with respect to the business or transactions engaged in or to be engaged in; and (iii) not have incurred debts that would be beyond the ability of such Purchaser or such Spine Entity (or any successor corporation) to pay as such debts mature; and (b) the Purchase Price is a reasonably equivalent value in exchange for the Shares.
          3.06 Availability of Funds. Purchasers currently have sufficient immediately available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.
          3.07 Representations Acknowledgment. Purchasers acknowledge and agree that only limited personnel of the Sellers were involved in the negotiation of this Agreement. Purchasers further acknowledge that the representations and warranties contained in Article II reflect a risk allocation among the parties and no claims for fraud can be asserted by any Purchaser Indemnitee as a result of any inaccuracy or breach of such representations or warranties other than intentional inaccuracies or breaches of any such representation or warranty.
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ARTICLE IV
COVENANTS AND AGREEMENTS
          4.01 Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 8.01), except: (w) as expressly required by applicable Law; (x) as set forth on Schedule 4.01; (y) as specifically contemplated by or required to implement this Agreement; or (z) as otherwise waived or consented to in writing by Purchasers, Sellers shall cause the Spine Entities to:
               (a) carry on the Business in all material respects in the ordinary course of business consistent with past practice;
               (b) use commercially reasonable efforts to preserve intact the goodwill of the Business and the relationships of the Spine Entities with their customers, suppliers, distributors, contract manufacturers and landlords;
               (c) not amend the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of any of the Spine Entities;
               (d) not (i) enter into or modify any employment, severance, termination or similar agreements or arrangements with any Business Employee, (ii) grant any bonuses, salary increases, severance or termination pay to, any Business Employee, or (iii) otherwise increase the compensation or benefits provided to any Business Employee, in each case, other than in the ordinary course of business consistent with past practice or as may be required by Law;
               (e) not enter into, adopt or amend any Plan with respect to any Business Employees, other than in the ordinary course of business consistent with past practice or as may be required by Law;
               (f) enter into or modify any Contract with a physician or other health care provider, other than in the ordinary course of business consistent with past practice;
               (g) not authorize, issue, sell or otherwise dispose of any shares of capital stock of, or any Option with respect to, any of the Spine Entities;
               (h) not adjust, split, combine, recapitalize or reclassify any of the capital stock of the Spine Entities;
               (i) except as contemplated by this Agreement, not enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of the capital stock of the Spine Entities;
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               (j) not declare, set aside or pay any dividend or other distribution (other than dividends or other distributions payable solely in cash) in respect of the capital stock of any of the Spine Entities, or directly or indirectly redeem, repurchase or otherwise acquire, any shares of capital stock of, or any Option with respect to, any of the Spine Entities;
               (k) pay all accounts payable and other current obligations when they become due and payable in the ordinary course of business consistent with past practice, except for accounts payable or other obligations that are the subject of a good faith dispute;
               (l) not create, incur, assume or otherwise become liable for any indebtedness for borrowed money or capitalized lease obligations, or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other Person, other than in the ordinary course of business consistent with past practice and other than any intercompany indebtedness or obligations;
               (m) not incur or commit to any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;
               (n) not merge or consolidate with any other Person;
               (o) not create any subsidiaries;
               (p) continue to maintain the Books and Records of the Spine Entities on a basis consistent with past practice;
               (q) not change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP;
               (r) not take any action with respect to any reorganization, liquidation or dissolution of any of the Spine Entities;
               (s) continue to make all material required filings and payments with Governmental Authorities in connection with the Business consistent with past practice, and use commercially reasonable efforts to maintain in effect all existing Registrations required for the ongoing operation of the Business as presently conducted;
               (t) maintain all of their material operating assets in the ordinary course consistent with past practice, normal wear and tear excepted;
               (u) not settle any Actions, whether now pending or hereafter made or brought, other than any settlements which only involve monetary relief that are paid pre-Closing;
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               (v) not (i) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its assets, other than in the ordinary course of business consistent with past practice; (ii) write off, forgive, waive or otherwise cancel, in whole or in part, any material account receivable, except as required by GAAP or other than in the ordinary course of business consistent with past practice; (iii) write off, forgive, waive or otherwise cancel, in whole or in part, any other material Liability, except as required by GAAP or other than in the ordinary course of business consistent with past practice; (iv) acquire any capital stock or Option of any other Person; or (v) acquire any material asset or material property of any Person other than in the ordinary course of business consistent with past practice; and
               (w) not agree in writing or otherwise to take any of the foregoing actions.
          4.02 Access to Information; Confidentiality.
               (a) From the date hereof until the Closing (or until the earlier termination of this Agreement in accordance with Section 8.01), upon reasonable notice, Sellers shall, and shall cause the Spine Entities to: (i) afford Purchasers and their Representatives reasonable access to the properties and Books and Records of the Spine Entities; and (ii) furnish to the Representatives of Purchasers such additional financial and operating data and other information regarding the Business (or copies thereof) as they may reasonably request; provided, however, that any such access or furnishing of information shall be: (x) limited to such access and/or information as is reasonably required (1) to prepare for the Closing or to prepare for the separation of the Business and the Spine Entities from the Sellers and integration into the Purchasers, or (2) to determine the satisfaction of the conditions to Closing contained in Article VII; provided that Sellers shall have no obligation to afford such access or furnish such information for the purposes described in this clause (2) or to cause the Spine Entities to do so following the satisfaction of each of the conditions set forth in Sections 7.01(b) and 7.01(d); and further provided, that Sellers’ obligation to afford such access or furnish such information for the purposes described in this clause (2) or to cause the Spine Entities to do so shall be limited to information that is contained in documents on hand and/or documents that are prepared by the Business in the ordinary course of business and to conversations with the management and legal team of the Business; (y) scheduled and coordinated through the Person(s) set forth on Schedule 4.02 and, in the case of access and/or information to be provided to any Third Party Representatives of any Purchaser who have not had access to the Spine Data Room prior to the date hereof, approved in advance by the Person(s) set forth on Schedule 4.02; and (z) conducted at Purchasers’ expense, during normal business hours, under the supervision of U.S. Seller’s or its Affiliates’ personnel and in such a manner as not to interfere with the normal operations of the Business. Sellers shall not be required to disclose (or cause the Spine Entities to disclose) any information to Purchasers if such disclosure would be reasonably likely to: (I) cause significant competitive harm to the Business if the transactions contemplated hereby are not consummated; (II) jeopardize any attorney-client or other legal privilege; or (III)
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contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. The fact that Purchasers have agreed to limitations on their access to information in accordance with this Section 4.02(a) shall not be construed in any respect as a waiver of any of the conditions to Closing set forth in Article VII, nor shall it impose on Purchasers any obligation to grant such a waiver.
               (b) The terms of the Confidentiality Agreement, dated as of June 5, 2008, between Zimmer Holdings, Inc. and U.S. Seller (the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchasers under this Section 4.02(b) shall terminate. Each of the Purchasers agrees to be bound by the terms of the Confidentiality Agreement as if it were a party to such agreement to the same extent that Zimmer Holdings, Inc. is a party to such agreement. Notwithstanding the preceding two sentences, for a period of five (5) years from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement and subject to the provisions of Section 11.02, (i) Purchasers and Sellers shall, and shall cause their respective officers, directors, employees, authorized Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person information related to the discussions and negotiations between the parties regarding this Agreement and the transactions contemplated hereby; (ii) Purchasers shall, and shall cause their respective officers, directors, employees, authorized Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person any confidential information which was obtained in connection with the transactions contemplated by this Agreement relating to Sellers (other than confidential information relating to the Spine Entities and the Business) and their respective Affiliates; and (iii) Sellers shall, and shall cause their respective officers, directors, employees, authorized Representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person any confidential information (A) relating to the Spine Entities or the Business or (B) which was obtained in connection with the transactions contemplated by this Agreement relating to Purchasers and their respective Affiliates. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.
               (c) Nothing provided to Purchasers pursuant to Section 4.02(a) shall in any way amend or diminish Purchasers’ obligations under the Confidentiality Agreement. Each Purchaser acknowledges and agrees that any information provided to Purchasers pursuant to Section 4.02(a) or otherwise by or on behalf of the Sellers or any Representative of the Sellers shall be subject to the terms and conditions of the Confidentiality Agreement.
     4.03 Regulatory and Other Authorizations; Notices and Consents.
               (a) Each of the Sellers and the Purchasers shall use its commercially reasonable efforts to obtain promptly (and in any case prior to December 31, 2008) all Consents of all Governmental Authorities that may be or become necessary for the performance of its and the other parties’ obligations pursuant to, and the
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consummation of the transactions contemplated by, this Agreement. Sellers and Purchasers shall cooperate in promptly seeking to obtain all such Consents; provided, however, that Sellers shall not be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such Consent (other than normal filing fees that are imposed by Law on Sellers). Neither the Sellers nor the Purchasers shall knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Consents of any Governmental Authority. Sellers and Purchasers each agree to make, or to cause to be made: (i) an appropriate filing of a notification and report form pursuant to the HSR Act; and (ii) any other filing or notification required by any other Competition/Investment Laws, in each case, with respect to the transactions contemplated by this Agreement within 21 days after the date of this Agreement, and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act or any other Competition/Investment Laws. If any objections are asserted with respect to the transactions contemplated hereby under any Competition/Investment Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Competition/Investment Law, each of the Sellers and the Purchasers shall use its commercially reasonable efforts to promptly resolve such objections.
               (b) To the extent required by applicable Law, each of ASSA and International Seller shall inform and consult with its respective works council and provide it with all of the required information regarding the transactions contemplated by this Agreement.
               (c) Each party to this Agreement shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority relating to the matters that are the subject of this Agreement. Neither the Sellers nor the Purchasers, as applicable, shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and any other applicable Competition/Investment Laws. Subject to the Confidentiality Agreement, the parties to this Agreement shall provide each other party with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand,
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and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
          4.04 Affiliate Transactions.
               (a) Immediately prior to the Closing, Sellers shall, and shall cause its Affiliates to, terminate, effective as of the Closing, all Contracts between the Sellers or any of their Affiliates (other than the Spine Entities), on the one hand, and any Spine Entity, on the other hand other than the Transition Services Agreement.
               (b) Prior to the Closing, all intercompany receivables, payables and loans between Sellers or any of their Affiliates (other than the Spine Entities), on the one hand, and a Spine Entity, on the other hand, shall be, at U.S. Seller’s election, settled, paid, capitalized, distributed or otherwise terminated, with the result that there shall not be intercompany receivables, payables and loans between Sellers or any of their Affiliates (other than the Spine Entities), on the one hand, and a Spine Entity, on the other hand, immediately after Closing.
          4.05 Fulfillment of Conditions.
               (a) Sellers shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchasers contained in this Agreement.
               (b) Purchasers shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Sellers contained in this Agreement.
          4.06 Termination of Seller Insurance Coverage. Purchasers acknowledge that all insurance coverage for the Spine Entities under policies of Sellers and their Affiliates shall terminate as of the Closing and, following the Closing, no claims may be brought against any policy of Sellers and their respective Affiliates in respect of the Spine Entities regardless of whether the events underlying such claim arose prior to or after the Closing.
          4.07 Use of Seller Brand.
               (a) Except as specifically provided in this Section 4.07, from and after the Closing, Purchasers shall have no right to use the Abbott Name. “Abbott Name” means the mark or name “Abbott” or any variations and derivatives thereof and any other logos, trademarks, service marks, names, corporate names, tradenames, slogans and other similar designators of origin of Sellers or their Affiliates that incorporate, represent or are used in conjunction with such name or such variations or derivations.
               (b) Purchasers shall promptly, and in any event within one hundred and twenty (120) days after the Closing Date, cause the Spine Entities to: (i)
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cease to use and remove or cover the Abbott Name from all signs, billboards, telephone listings, sales invoices, printed forms, documents, stationery, office supplies or other similar materials, unless such use is required by Law or a Governmental Authority; and (ii) amend the certificate of incorporation, approval certificate, business license or other relevant corporate documentation of the Spine Entities to remove any references to the Abbott Name in the names of the Spine Entities.
               (c) Purchasers and their Affiliates shall have the right to (i) manufacture, assemble and package (or have manufactured, assembled and packaged) Products bearing the Abbott Name, to the same extent as such Products are manufactured, assembled and packaged immediately prior to the Closing, for up to two (2) years following the Closing Date, (ii) market, promote, sell and distribute Products, other than instruments, bearing the Abbott Name for up to four (4) years following the Closing Date, and (iii) furnish Products that are instruments bearing the Abbott Name to customers for up to eight (8) years following the Closing Date.
               (d) Purchasers and their Affiliates shall use their reasonable best efforts to cause any Registrations of the Business (other than those addressed in Section 4.07(b)) to be revised to remove any references to the Abbott Name as soon as practicable, but in any event within twenty-four (24) months following the Closing Date.
               (e) Purchasers may use product literature that bears the Abbott Name for up to twelve (12) months after the Closing Date. No product literature used after the first anniversary of the Closing Date may include a reference to the Abbott Name, Sellers or any of their Affiliates, including any addresses or telephone numbers.
               (f) Any use by the Purchasers and their Affiliates of the Abbott Name as permitted in this Section 4.07 is subject to their use of the Abbott Name in a form and manner, and with standards of quality, of that in effect for the Abbott Name as of the Closing Date. Purchasers and their Affiliates shall indemnify and hold harmless Sellers and any of their Affiliates for any Losses arising from or relating to the use by Purchasers or any of their Affiliates of the Abbott Name pursuant to this Section 4.07.
               (g) Each of the parties hereto acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.07 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, Sellers shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action that may be brought to enforce any of the provisions of this Section 4.07.
          4.08 Credit and Performance Support Obligations. The Purchasers agree to use commercially reasonable efforts to cause Sellers and their Affiliates (other than the Spine Entities) to be absolutely and unconditionally relieved on or prior to the Closing of all Liabilities arising out of the letters of credit, performance bonds, corporate
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guarantees and other similar items issued and outstanding in connection with the Business, and the Purchasers shall indemnify Sellers and their Affiliates (other than the Spine Entities) against any Losses of any kind whatsoever with respect to such Liabilities. The Purchasers agree to continue to use commercially reasonable efforts after the Closing to relieve Sellers and their Affiliates (other than the Spine Entities) of all such Liabilities.
          4.09 Mixed Contracts. Purchasers shall use commercially reasonable efforts to release Sellers and their Affiliates (other than the Spine Entities) from Liabilities under any customer or vendor Contract that inures to the benefit or burden of each of the Business and other businesses of the Sellers (a “Mixed Contract”) to the extent such Mixed Contract relates to the Business or the Products of the Business. Without limiting the foregoing, Purchasers shall make a bona fide written offer to the applicable counterparty to each such Mixed Contract to enter into a new Contract regarding the subject matter of such Mixed Contract as it relates to the Business on commercially reasonable terms. Sellers agree to cooperate reasonably in all such efforts.
          4.10 Consultation with Business Employees’ Representatives. The Sellers and the Purchasers shall cooperate in connection with any required notification to, or any required consultation with, the Business Employees, representatives of the Business Employees, works councils, unions, labor boards and relevant government agencies concerning the transactions contemplated hereby with respect to the employees of the Spine Entities. Prior to the Closing Date, all communications between the Purchasers and any group of Business Employees shall be coordinated with the Person(s) set forth on Schedule 4.02.
          4.11 Transition Services Agreement. At the Closing, Purchasers, the Spine Entities and Sellers shall enter into a Transition Services Agreement substantially in the form of Exhibit A hereto (the “Transition Services Agreement”), subject to the completion of the applicable schedules, exhibits and attachments, if and to the extent referenced therein. Purchasers and Sellers shall cooperate in good faith to complete such schedules, exhibits and attachments as soon as practicable after the date hereof, but in any event no later than the Closing.
          4.12 Contact with Customers and Suppliers. Until the Closing Date, none of Purchasers, its Affiliates and their Representatives shall contact or communicate with the customers, suppliers, distributors and licensors of the Business in connection with the transactions contemplated hereby without the prior written consent of U.S. Seller, and any such contacts or communications shall be coordinated with the Person(s) set forth on Schedule 4.02. Nothing in this Section 4.12 shall prohibit Purchasers from contacting the customers, suppliers and licensors of the Business in the ordinary course of Purchasers’ businesses for the purpose of selling products of the Purchasers’ businesses or for any other purpose unrelated to the Business and the transactions contemplated by this Agreement.
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          4.13 Distribution of Cash Balances. Prior to the Closing, Sellers shall be permitted to cause the Spine Entities to distribute any and all cash balances held by the Spine Entities as directed by Sellers.
          4.14 Due Diligence; Reliance on Experts. Purchasers acknowledge that they have conducted such due diligence activities and investigations in connection with the transactions contemplated hereby as Purchasers deem reasonable or necessary and, in connection with such activities and investigations, Purchasers have relied on their own financial, legal and other experts and advisors in arriving at their decision to execute, deliver and consummate this Agreement and the transactions contemplated hereby. Purchasers are not relying on any representations, warranties or covenants of Sellers (including any projections, or information contained in the summary business description, management presentation or other due diligence materials made available to Purchasers) except as expressly set forth in this Agreement and any certificate or other document executed and delivered to any Purchaser pursuant to this Agreement.
          4.15 Assets and Liabilities Not Held by Spine Entities. To the extent that there are assets or liabilities that are exclusively related to the Business but that are not held by one of the Spine Entities, U.S. Seller shall transfer or cause such assets and liabilities to be transferred to one of the Spine Entities prior to the Closing.
          4.16 Further Assurances; Post-Closing Cooperation.
               (a) Each of the Sellers and Purchasers shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and consummate the transactions contemplated by this Agreement, including obtaining all required Consents from Third Parties, provided, that Sellers shall not be required to pay any fees or other payments or agree to be responsible for the Business or its obligations following the Closing in order to obtain any such Consents.
               (b) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.
               (c) Following the Closing, Sellers, on the one hand, and Purchasers, on the other hand, shall afford the other, their counsel and accountants, during normal business hours, reasonable access to the Books and Records relating to the Business or the Spine Entities in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party.
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          4.17 Transaction Costs.
               (a) Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, Sellers shall bear their own expenses with respect to the transactions contemplated by this Agreement, including being solely responsible for the fees and expenses of (i) any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Seller, and (ii) all attorneys, accountants, consultants and other professionals engaged by any Seller or Spine Entity in connection with the transactions contemplated by this Agreement.
               (b) Whether or not the transactions contemplated hereby are consummated, and except as otherwise specified herein, Purchasers shall bear their own expenses with respect to the transactions contemplated by this Agreement, including being solely responsible for the fees and expenses of (i) any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Purchaser, and (ii) all attorneys, accountants, consultants and other professionals engaged by Purchasers in connection with the transactions contemplated by this Agreement.
          4.18 International Purchaser. Within twenty (20) days after the date of this Agreement, U.S. Purchaser shall organize International Purchaser under the laws of the Republic of France and shall cause International Purchaser to execute a copy of this Agreement and become bound by this Agreement. Upon International Purchaser signing this Agreement and becoming a party to this Agreement, International Purchaser shall be entitled to all and any rights, benefits and remedies, and shall be bound by all the obligations, of any nature whatsoever under, or by reason of, this Agreement.
          4.19 Enovia Software. Sellers shall use commercially reasonable efforts to assist Purchasers and/or their Affiliates in securing use of the software licensed by Sellers and/or their Affiliates from Dassault Systemes (Enovia) (the “Enovia Software”) for use in connection with the Business as the Enovia Software is used in the Business as of the date hereof. Such efforts shall include, to the extent requested by Purchasers, (a) granting permissions and/or licenses to any trade secrets or other intellectual property rights of Sellers and/or their Affiliates in the configuration of the Enovia Software, and all related data formats and reports, used by the Business, (b) transferring data exclusively related to the Business to servers of Purchasers and/or their Affiliates, and (c) authorizing Dassault Systemes or others to assist Purchasers in configuring and deploying the Enovia Software in the same manner in which it is configured and deployed by Sellers and/or their Affiliates for use by the Business as of the date hereof and/or the Closing Date. Purchasers understand that: (i) Purchasers shall be responsible for securing and paying for any required licenses to the Enovia Software application other than those referred to in clause (a) above; (ii) Purchasers shall be
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responsible for providing and paying for the resources necessary to configure, deploy or otherwise implement the Enovia Software; and (iii) the activities contemplated by this Section 4.19 shall be conducted in such a manner so as not to interfere with the normal operations of Sellers and their Affiliates.
ARTICLE V
EMPLOYEE MATTERS
          5.01 Employee Benefit Matters.
               (a) Employment. As of the Closing, Purchasers shall cause the Spine Entities to continue to employ each of the Business Employees in each case in the same position and on substantially the same terms and conditions (including wages and incentive compensation opportunity) as provided by the applicable Spine Entity for such Business Employee immediately prior to the Closing. Purchasers agree that they shall not, nor shall they cause ASSA to, relocate the Non-U.S. Business Employees during the two-year period following the Closing Date to a work location more than 20 km from the location at which such employees are employed immediately prior to the Closing. Except as required by Law, nothing contained in this Agreement shall be construed as requiring Purchasers or one of their respective Affiliates to continue the employment of any specific person.
               (b) Compensation and Benefits Comparability. Immediately following the Closing and continuing until December 31, 2009, Purchasers shall or shall cause their respective Affiliates to provide to the Business Employees who remain in the employment of Purchasers or any of their respective Affiliates:
               (i) in the case of U.S. Business Employees, (x) base salary or wage rates and other cash compensation (other than equity compensation and incentive compensation) that, in the aggregate, are not less than the base salary or wage rates and other cash compensation in effect for each such U.S. Business Employee immediately prior to Closing; and (y) employee benefits, including equity compensation and incentive compensation, that are comparable to those made available by U.S. Purchaser to its similarly situated employees; and
               (ii) in the case of Non-U.S. Business Employees, (x) base salary or wage rates, equity compensation and incentive compensation and other cash compensation, and (y) employee benefits (including supplementary pension Plan, complementary pension Plan, medical, dental and vision insurance, basic and supplemental life insurance, short and long-term disability insurance, mandatory profit sharing scheme, voluntary profit sharing scheme, employee savings Plan
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and all and any other employee benefits paid or provided to Non-U.S. Business Employees immediately prior to the Closing in accordance with the policies of ASSA or any of its Affiliates such as tuition assistance, adoption assistance, childcare assistance, management car Plan and transportation allowance) that, on an individual basis, are of economically similar value to those paid or provided to each such Non-U.S. Business Employee by ASSA or any of its Affiliates immediately prior to the Closing. Except as required by Law or as otherwise provided in this Article V, nothing contained in this Agreement shall be construed as requiring Purchasers or one of their respective Affiliates to continue any specific Plan.
               (c) Severance Benefits and Liabilities. Immediately following the Closing and continuing until December 31, 2009, Purchasers shall or shall cause their respective Affiliates to provide to the Business Employees severance benefits that are no less favorable on an individual basis than the severance benefits that would have been applicable to each such Business Employee under the applicable Spine Entity’s severance Plans or individual agreements, as the case may be, immediately prior to the Closing, taking into account each such Business Employee’s additional period of service and rate of base pay or wages and bonus target with Purchasers or their Affiliates following the Closing. Purchasers and their respective Affiliates shall be solely responsible for any severance, change in control, redundancy or similar termination payments or benefits that may become payable to any Business Employee in connection with the transactions contemplated by this Agreement, and Purchasers shall jointly and severally indemnify Sellers and their respective Affiliates from any and all Liabilities for such payments and benefits. To the extent that Sellers or any of their respective Affiliates become liable for, or are legally required to make, severance, change in control, redundancy or similar termination payments or benefits to any Business Employee in connection with the transactions contemplated by this Agreement, Purchasers shall, or shall cause their respective Affiliates to, reimburse Sellers, as soon as practicable but in any event within thirty (30) days of receipt from Sellers of appropriate verification, for all payments, costs and expenses actually paid by Sellers or their respective Affiliates as required by applicable Law or any Contract.
               (d) Service Credit.
               (i) Except as provided in subsection 5.01(d)(ii), Purchasers shall, and shall cause their Affiliates to, recognize the prior service, compensation and seniority of, or recognized with respect to, each Business Employee as if such service had been performed with, and such compensation and seniority had been earned with, Purchasers for all purposes, including eligibility, vesting, service related level of benefits and benefit accrual under the employee benefit Plans and policies provided by Purchasers to the Business Employees following the Closing (but excluding in the case of U.S. Business Employees benefit accruals
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under any defined benefit pension plans), to the same extent such service, compensation and seniority is recognized by Sellers or their Affiliates immediately prior to the Closing, except to the extent that such recognition would result in a duplication of benefits.
               (ii) Purchasers shall not be required to, and shall not be required to cause their Affiliates to, recognize the prior service, compensation and seniority of, or recognized with respect to, any U.S. Business Employee as if such service had been performed with, and such compensation and seniority had been earned with Purchaser for the following purposes: (x) eligibility for participation or benefit accrual under the Zimmer Retirement Income Plan and/or the Zimmer Benefit Equalization Plan for the Retirement Income Plan; or (y) eligibility for participation or benefit accrual under the Zimmer Retiree Medical and Life Insurance Plan.
               (e) Welfare Plans. With respect to any welfare Plan maintained by Purchasers or any of their respective Affiliates in which Business Employees are eligible to participate after the Closing, Purchasers shall, and shall cause their respective Affiliates to: (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Business Employees and his or her covered spouse and/or dependents to the extent such conditions and exclusions were satisfied or did not apply to such Business Employees under the analogous welfare Plans maintained by Sellers or any of their respective Affiliates immediately prior to the Closing; and (ii) provide each Business Employee with credit for any co-insurance, deductibles and accumulations toward out-of-pocket maximums paid by such Business Employee and his or her covered spouse and/or dependents prior to Closing in the Plan year in which the Closing occurs under the group health care Plans maintained by Sellers or any of their respective Affiliates in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such group health care Plan maintained by Purchasers or any of their respective Affiliates; provided, however, that no such credit shall affect the applicable limits under any such welfare Plan maintained by Purchasers or any of their respective Affiliates or entitle any Business Employee (or covered spouse or dependent) to any refund because such credit exceeds any limit imposed by Purchasers’ Plan. Sellers shall, at their sole cost and expense, provide Purchasers’ group health plan with a report setting forth all co-insurance, deductibles and accumulations toward out-of-pocket maximums paid by the Business Employees under any such Plan of Sellers or any of their respective Affiliates as of the Closing Date and as of the date six (6) months following the Closing Date. Effective as of the Closing, Purchasers or their respective Affiliates shall assume all obligations for providing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to U.S. Business Employees (and their eligible dependents). Notwithstanding the foregoing, Sellers shall retain responsibility under the Seller welfare Plans in which the Business Employees participate with respect to all welfare benefit claims incurred by the Business Employees and their eligible dependents prior to the
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Closing, expressly excluding disability claims. For purposes of the preceding sentence, (i) a welfare benefit claim under a group health plan shall be considered incurred on the date when the services are rendered or supplies are provided and not when the condition arose or when the course of treatment began, (ii) a welfare benefit claim under a life insurance benefit plan shall be considered incurred on the date of death and (iii) a claim for workers’ compensation shall not be considered and is not a welfare benefit claim.
               (f) Flexible Spending Account. Effective as of the Closing, Purchaser and its Affiliates shall have in effect flexible spending reimbursement accounts under a cafeteria Plan qualifying under Section 125 of the Code (the “Purchaser FSA Plans”). Purchaser shall cause the Purchaser FSA Plans to accept a spin-off of the flexible spending reimbursement accounts of each Business Employee who participates in the cafeteria Plans maintained by Sellers or their respective Affiliates (the “Seller FSA Plans”) immediately prior to the Closing and to honor and continue through December 31 of the year in which the Closing occurs the elections made by each Business Employee under the Seller FSA Plans in respect of such flexible spending reimbursement accounts that are in effect immediately prior to the Closing. As soon as practicable following the Closing, Sellers or their respective Affiliates shall cause to be transferred from the Seller FSA Plans to the Purchaser FSA Plans the excess, if any, of the aggregate accumulated contributions to the flexible spending reimbursement accounts made by Business Employees prior to the Closing during the year in which the Closing occurs over the aggregate reimbursement payouts paid or payable to the Business Employees for such year from such accounts. From and after the Closing, Purchaser shall assume and be solely responsible for all claims by Business Employees under the Seller FSA Plans incurred at any time during the calendar year in which the Closing occurs, whether incurred prior to, on or after the Closing, that have not been paid in full as of the Closing. If the Closing occurs after December 31, 2008, Sellers or their respective Affiliates shall maintain and continue to process claims related to the 2008 Plan year for such Seller FSA Plans.
               (g) U.S. Defined Benefit Pension Plans. As of the Closing: (i) U.S. Business Employees who do not, as of the Closing, have an accrued benefit under the defined benefit pension Plans maintained by U.S. Seller or its Affiliates in the United States (collectively, the “U.S. Seller Pension Plans”) shall cease to be eligible to accrue benefits in the U.S. Seller Pension Plans; and (ii) U.S. Business Employees who, as of the Closing, have an accrued benefit under the U.S. Seller Pension Plans shall cease to accrue additional benefits and their accrued benefits shall be frozen under the U.S. Seller Pension Plans.
               (h) Defined Contribution Plans. Effective as of the Closing, Purchasers shall establish or designate defined contribution pension Plans (collectively, the “Purchaser DC Plans”) for the benefit of the Business Employees who participated in one or more of the defined contribution pension Plans maintained by Sellers or their respective Affiliates in the United States that are intended to be qualified under Code Section 401(a) immediately prior to the Closing (the “Seller DC Plans”). Such Business
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Employees are referred to hereinafter as the “DC Employees”. Sellers shall cause Seller DC Plans to fully vest the account balances of all DC Employees. Each Purchaser DC Plan shall provide for the receipt from DC Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) in cash and promissory notes evidencing outstanding loans to DC Employees, which shall be transferred in-kind. Purchaser agrees to take all actions necessary to cause the Purchaser DC Plans to accept such eligible rollover distributions. As soon as practicable following the Closing Date, Purchasers shall provide Sellers, and Sellers shall provide Purchasers, a favorable determination letter from the Internal Revenue Service stating that the Purchaser DC Plans in the case of the Purchasers, and the Seller DC Plans in the case of the Sellers, are qualified under Code Section 401(a). Each DC Employee shall be given the opportunity to receive a distribution of his or her account balance under any Seller DC Plan and shall be given the opportunity to elect to “roll over” such account balance, including outstanding Plan loan obligations in-kind, to a Purchaser DC Plan, subject to and in accordance with the provisions of such plan(s) and applicable Law, provided that such “rollover” of outstanding Plan loan obligations shall occur as soon as administratively practicable, but it no event later than ninety (90) days following the Closing. Purchasers and Sellers shall work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those DC Employees who elect to rollover their account balances and outstanding Plan loan obligations directly into a Purchaser DC Plan.
               (i) Nonqualified Deferred Compensation. Effective as of the Closing, Purchasers shall make available deferred compensation (defined contribution) arrangements that are not intended to be qualified under Section 401(a) of the Code to the Business Employees who participated in one or more of the deferred compensation (defined contribution) arrangements maintained in the United States that are not intended to be qualified under Section 401(a) of the Code maintained by Sellers or their respective Affiliates (the “Seller NQ Plans”) with respect to the service of such Business Employees following the Closing. As of the Closing, Sellers and their respective Affiliates shall retain all Liabilities and obligations for all accrued obligations attributable to the Business Employees under each Seller NQ Plan. Purchasers and their respective Affiliates shall provide to Sellers and their respective Affiliates any and all records and information with respect to the Business Employees reasonably required by Sellers and their respective Affiliates to enable Sellers and their respective Affiliates to properly administer the Seller NQ Plans following the Closing. Such provision of records and information shall occur (a) on each anniversary of the Closing Date or (b) with respect to records and information relevant to the Business Employees’ separation from service within the meaning of Section 409A of the Code, within thirty (30) days following the occurrence of such separation from service. Notwithstanding anything in this Agreement to the contrary, Sellers and their respective Affiliates shall have the right to communicate with the Business Employees following the Closing with respect to the accrued obligations attributable to the Business Employees under each Seller NQ Plan (including with respect to the amount of such accrued obligations, the Business Employees’ rights to receive a distribution of such accrued obligations, and the Business Employees’ elections
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with respect to such accrued obligations) or with respect to any other information that Sellers and their respective Affiliates determine, in their sole discretion, to be necessary for the proper administration of the Seller NQ Plans.
               (j) ESPP. Effective as of the Closing, each Business Employee who participates in an employee stock purchase Plan maintained by Sellers or their respective Affiliates immediately prior to the Closing (the “Seller ESPPs”) shall cease participation in the applicable Seller ESPPs and shall have his or her payroll deductions refunded by Sellers to the extent not yet invested as soon as administratively practicable in accordance with the terms of the Seller ESPPs. As of the Closing, Business Employees shall be eligible to participate in the employee stock purchase plans sponsored by Purchasers in accordance with the terms of such Plans.
               (k) Retiree Welfare Benefits. Purchasers shall have no liability for retiree health and life insurance coverage for any Business Employee who has retired from the Business prior to the Closing. Sellers shall not be responsible or otherwise liable for the provision of post-retirement healthcare and life insurance coverage to any Business Employee who retires on or after the Closing. Unless due to Purchasers’ own actions, Purchasers shall not be required to offer or provide post retirement healthcare or life insurance to any Business Employee, except as required by French Law, or for purposes of U.S. Business Employees, except as required by applicable federal or state statutes requiring the offer of continuation coverage or conversion rights.
               (l) Treatment of Unvested Options and Restricted Stock Units. With respect to each outstanding unvested stock option and unvested restricted stock unit held by a Business Employee as of the Closing that is forfeited by such Business Employee solely due to the Closing, Sellers shall pay each such Business Employee the following amounts, subject to any required withholding taxes, as soon as practicable following the effective date of such forfeiture:
               (i) with respect to each such forfeited stock option, an amount equal to the product of (a) the excess of (1) the closing per share trading price of a U.S. Seller common share on the Closing Date, over (2) the exercise price of the forfeited stock option multiplied by (b) the number of U.S. Seller common shares subject to the forfeited stock option as of the Closing Date; and
               (ii) with respect to each such forfeited restricted stock unit, an amount equal to the closing per share trading price of a U.S. Seller common share on the Closing Date, subject to applicable Law.
               (m) Spine Long Term Cash Incentive Plan. As of the Closing, Sellers and their respective Affiliates shall retain all Liabilities and obligations under the Abbott Spine Division (SCI) 2004 Long Term Cash Incentive Plan (LTCI).
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               (n) Post-Closing Liabilities. Except to the extent otherwise specifically set forth in this Section 5.01, from and after the Closing, Sellers and their Affiliates shall have no Liabilities with respect to Business Employees (whether arising or attributable to the period prior to, on or after the Closing), including accrued payroll, vacation and bonus amounts as of the Closing and including any Liabilities for worker’s compensation or under any Seller employee benefit Plan, agreement or arrangement, and all Business Employees shall cease to participate in employee benefit Plans of Sellers and their Affiliates.
          5.02 Non-Solicitation . Until the second anniversary of the Closing, no Purchaser nor any Affiliate of any Purchaser shall, directly or indirectly, solicit for employment or employ any employee of Sellers or their Affiliates with whom Purchasers came into contact in connection with the negotiation of this Agreement or the related integration and transition matters associated with the transactions contemplated by this Agreement; provided, however, the foregoing restriction shall not apply to general solicitations to the public that are not specifically directed to employees of Sellers or their Affiliates. Until the second anniversary of the Closing, no Seller nor any Affiliate of any Seller shall, directly or indirectly, solicit for employment or employ any person who is a Business Employee; provided, however, that the foregoing restriction shall not apply to general solicitations to the public that are not specifically directed to Business Employees or to Business Employees who have not been employed by a Spine Entity or an Affiliate of a Spine Entity for at least ninety (90) days at the time of such solicitation or employment.
ARTICLE VI
TAXES
          6.01 Sellers’ Indemnifications.
               (a) Sellers shall be liable for, and shall indemnify and hold Purchasers harmless against:
               (i) all Taxes of the Spine Entities payable for any taxable year or taxable period ending on or before the Closing Date, but excluding the amount of Tax liability which is included in the calculation of Final Working Capital; provided, however, that no indemnity shall be provided by Sellers under this Agreement for Taxes resulting from any transaction undertaken by Purchasers or any of the Spine Entities after the Closing;
               (ii) with respect to any taxable year or taxable period beginning before the Closing Date and ending after the Closing Date, the portion of the Taxes of the Spine Entities attributable to the portion of such taxable year or taxable period ending on the Closing Date,
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but excluding the amount of Tax liability which is included in the calculation of Final Working Capital; provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from any transaction undertaken by Purchasers or any of the Spine Entities after the Closing;
               (iii) Taxes imposed on any member (other than any of the Spine Entities) of any affiliated group with which any of the Spine Entities files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year of such Spine Entity beginning before the Closing Date and for which any of the Spine Entities is liable as a result of filing such a Tax Return on a consolidated, combined or unitary basis, and Taxes of a Seller Affiliate for which any Spine Entity is liable as a result of a tax sharing agreement with a Seller Affiliate; and
               (iv) Losses arising out of a breach of the representations and warranties contained in Section 2.12(c).
               (b) In order to apportion appropriately any income Taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such income Taxes to the taxable period ending on or before the Closing Date by a closing of the books, consistent with their past practice for reporting items, except that exemptions, allowances or deductions that are calculated on a time basis, such as the deduction for depreciation, shall be apportioned on a time basis. In order to apportion appropriately any non-income Taxes relating to any taxable year beginning before (and ending after) the Closing Date, the parties hereto shall apportion such non-income Taxes to the taxable period ending on or before the Closing Date as follows: (i) ad valorem Taxes (including real and personal property Taxes) shall be accrued on a monthly basis over the period for which such Taxes are levied, or if it cannot be determined over the period such Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes; (ii) all Taxes relating to actions by the Purchasers or the Spine Entities outside the ordinary course of business occurring on or after the Closing Date shall be apportioned to the period ending after the Closing Date; and (iii) franchise and other privilege Taxes not measured by income shall be accrued on a monthly basis over the period to which the privilege relates.
          6.02 Purchasers’ Indemnification. Except as otherwise provided in this Article VI, Purchasers shall be liable for, and shall indemnify and hold Sellers harmless from and against: (i) any and all Taxes imposed on Purchasers or any of the Spine Entities; (ii) any amounts payable to Sellers under Section 6.03; and (iii) any Excess Tax Amount determined under Section 6.08.
          6.03 Refunds or Credits. Purchasers shall promptly pay to Sellers any refunds or credits of Taxes (other than any refund or credit taken into account as an asset
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in determining Final Working Capital) received by Purchasers or any of the Spine Entities: (a) relating to the Spine Entities for any taxable year or taxable period or portions of a taxable year (described in Section 6.01(a)(ii)) ending on or before the Closing Date; or (b) attributable to an amount paid by Sellers. Purchasers shall be entitled to all other refunds and credits of Taxes.
          6.04 Tax Returns. Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any of the Spine Entities for taxable years or taxable periods ending on or before the Closing Date, and shall timely remit all Taxes shown as due on such Tax Returns. Purchasers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to any of the Spine Entities for taxable years or taxable periods ending after the Closing Date, and shall timely remit all Taxes shown due on such Tax Returns. All Tax Returns required to be filed pursuant to this Section shall be prepared on a basis consistent with past practices to the extent permitted by applicable Laws. With respect to any Tax Return required to be filed by Purchasers and as to which any Taxes are allocable to Sellers under this Article VI, Purchasers shall provide Sellers with a copy of such completed Tax Return and a statement certifying the amount of Taxes shown on such Tax Return that is allocable to Sellers pursuant to the principles of this Article VI, together with appropriate supporting information and schedules, at least twenty (20) days prior to the due date (including any extension thereof) for the filing of such Tax Return (or in any event as soon as practicable) and, except as provided in this Section 6.04, shall obtain Sellers’ express written consent (which shall not be unreasonably withheld or delayed) to such Tax Return prior to the filing of such Tax Return; provided that any disputes shall be decided by an Independent Expert. If the Independent Expert is unable to resolve all disputes with respect to a Tax Return described in the immediately preceding sentence prior to the due date for filing such Tax Return (including any extension thereof), such Tax Return shall be handled in the following manner: (i) Purchasers shall file such Tax Return by the due date; (ii) Purchasers shall pay the Taxes shown as owing on such Tax Return; (iii) Sellers shall pay to Purchasers the amount of Taxes apportioned to Sellers except to the extent such Taxes are in dispute; (iv) the Independent Expert shall resolve the remaining disputes regarding such Tax Return no later than 30 days following the due date for filing such Tax Return (including any extension thereof); and (v) Purchasers shall file an amended Tax Return consistent with the determination of the Independent Expert as soon as practicable following such determination. Except as stated in clause (iii) above, in the event that an Independent Expert is required to resolve a Tax Return pursuant to this Section 6.04, Sellers shall not be required to indemnify Purchasers for any Taxes with respect to such Tax Return until the Independent Expert has rendered its determination. The cost of the Independent Expert shall be shared equally by Purchasers and Sellers.
          6.05 Mutual Cooperation. From and after the Closing, as soon as practicable, but in any event within fifteen (15) days after either Sellers’ or Purchasers’ request, as the case may be, Purchasers shall deliver to Sellers or Sellers shall deliver to Purchasers, as the case may be, such information and other data, including work papers,
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relating to the Tax Returns and Taxes of any of the Spine Entities and shall provide such other assistance as may reasonably be requested, to cause the completion and filing of all Tax Returns or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Sellers or Purchasers to satisfy their accounting or Tax requirements.
          6.06 Contests. Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Sellers are liable under this Agreement, Purchasers shall upon receipt of such assertion, promptly inform Sellers in writing and Sellers shall have the sole right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Sellers may be liable under this Agreement; provided, however, that, without the written consent of Purchasers, which shall not be unreasonably withheld, Sellers shall not settle any such claim, assessment or dispute if such settlement would reasonably be expected to adversely affect the Tax liability of Purchasers under this Agreement or the Tax liabilities of the Spine Entities for which Sellers are not obligated to indemnify Purchasers. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchasers are liable under this Agreement, Purchasers shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Sellers are liable under this Agreement. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which both Sellers and Purchasers may be liable: (a) each party may participate in any resulting proceedings; (b) that portion of the proceedings shall be controlled by that party that would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods; and (c) Purchasers shall be entitled to take all such action that they deem necessary or appropriate to protect their confidential information. Sellers shall promptly inform Purchasers of any notice or claim they receive from any Taxing Authority that relates to Taxes for which any of the Spine Entities may be liable and provide Purchasers with a copy of all such claims and notices.
          6.07 Transfer Taxes. Sellers and Purchasers shall each bear their respective liability for all sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared by the party incurring such Transfer Tax obligation.
          6.08 Section 338. Should Purchasers choose to make an election under Section 338 of the Code with respect to ASSA or ASI (each, a “Section 338 Election”), Purchasers shall promptly notify Sellers of their intent to make any such election. Sellers shall execute such documents as may be required of it in connection with any such
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election promptly after such documents have been provided to Sellers by Purchasers. Sellers will deliver to Purchasers a computation of the amount of any Taxes (the “Excess Tax Amount”) which may be imposed on Sellers or their Affiliates as a result of a Section 338 Election, such amount being (i) the excess of the amount of Taxes payable by Sellers or their Affiliates with such Section 338 Election having been made over the amount of Taxes that would have been payable if such Section 338 Election had not been made, plus (ii) the Taxes imposed on Sellers or their Affiliates as a result of the payments made pursuant to this Section 6.08 (including the payments described in this clause (ii)) provided that for purposes of determining the Excess Tax Amount with respect to an election, the relevant Seller or Seller Affiliate shall be deemed to have paid Taxes in respect of such an election to the extent that it is required under Law to absorb any Tax attribute (including, without limitation, foreign tax credits) in excess of the Tax attributes that would have been absorbed had no such election been made. If Sellers and Purchasers are unable to reach agreement on the Excess Tax Amount within thirty (30) days following delivery of Sellers’ computation, then the Excess Tax Amount shall be determined by an Independent Expert, who shall make its determination within thirty (30) days following the date on which it was retained. The determination of the Independent Expert shall be, absent manifest error, final and binding on Purchasers and Sellers. Purchasers shall pay the Excess Tax Amount as additional Purchase Price to Sellers within five (5) Business Days after the determination of the Excess Tax Amount is agreed to by the parties or determined by the Independent Expert, as the case may be. Purchasers shall also reimburse Sellers for the expenses incurred in determining such Excess Tax Amount; provided that the cost of the Independent Expert shall be shared equally by Purchasers and Sellers.
          6.09 Survival of Obligations and Sole Remedy. The obligations of the parties set forth in this Article VI shall be unconditional and absolute, and shall remain in effect until the expiration of the applicable statute of limitations plus ninety (90) days thereafter. To the extent any indemnification claim arises that is covered by Section 6.01 or 6.02, those Sections shall control the rights and obligations of the parties with respect to such indemnification claim, and Article IX shall not apply with respect to such claim.
ARTICLE VII
CONDITIONS
          7.01 Conditions to the Obligations of Purchasers. The obligations of Purchasers hereunder to purchase the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchasers in their sole discretion):
               (a) Representations, Warranties and Covenants. Each of the representations and warranties of the Sellers contained in this Agreement and made as of the date of this Agreement (disregarding all qualifications and exceptions contained
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therein relating to materiality or Material Adverse Effect) shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not result in a Material Adverse Effect. The covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all material respects. Purchasers shall have received a certificate signed on behalf of each Seller by an officer of each Seller to the effect that the conditions set forth in this Section 7.01(a) have been satisfied.
               (b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated and all Consents required under the Competition/Investment Laws of Germany or any applicable waiting period thereunder shall have expired or shall have been terminated.
               (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions.
               (d) International Seller Bound. International Seller shall have signed and become a party to this Agreement and shall be bound by all the obligations applicable to it hereunder.
               (e) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event or development that would reasonably be expected to have a Material Adverse Effect (other than any event or development that is identified on a Schedule to this Agreement).
          7.02 Conditions to the Obligations of Sellers. The obligations of Sellers hereunder to sell the Shares are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which (other than the condition set forth in Section 7.02(d)) may be waived in whole or in part by Sellers in their sole discretion):
               (a) Representations, Warranties and Covenants. Each of the representations and warranties of Purchasers contained in this Agreement made as of the date of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated
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hereby in accordance with the terms hereof. The covenants and agreements contained in this Agreement to be complied with by Purchasers on or before the Closing shall have been complied with in all material respects. Sellers shall have received a certificate signed on behalf of each Purchaser by an officer of each Purchaser to the effect that the conditions set forth in this Section 7.02(a) have been satisfied.
               (b) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated and all Consents required under the Competition/Investment Laws of Germany shall have been obtained or any applicable waiting period thereunder shall have expired or shall have been terminated.
               (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions.
               (d) Consultation with the Representatives of the Non-U.S. Business Employees. International Seller and ASSA shall have each conducted the appropriate consultation with the representatives of their respective Non-U.S. Business Employees and such consultation shall have been completed to the reasonable satisfaction of Sellers.
               (e) International Purchaser Bound. International Purchaser shall have signed and become a party to this Agreement and shall be bound by all the obligations applicable to it hereunder.
ARTICLE VIII
TERMINATION
          8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
               (a) at any time before the Closing, by mutual written agreement of Sellers and Purchasers;
               (b) at any time before the Closing, upon written notice, by Sellers or Purchasers to the other parties hereto, in the event that any Governmental Order or Law in the United States or France restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement shall have become final and non-appealable;
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               (c) by either Sellers or Purchasers, upon written notice to the non-terminating parties by the terminating party, if the Closing shall not have occurred by December 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to: (i) the Sellers if any Seller’s failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or (ii) the Purchasers if any Purchaser’s failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.
          8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in Section 4.02 and Article XI; and (b) that nothing herein shall relieve any party from liability for any willful breach of this Agreement occurring prior to such termination, provided, that no party hereto shall be entitled to recover any special, indirect, incidental, punitive or consequential damages whatsoever in respect of such breach by the other party, including any claims for damages based on lost revenues or lost profits, however caused or on any theory.
ARTICLE IX
INDEMNIFICATION AND SURVIVAL
          9.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Sellers and Purchasers contained in this Agreement shall survive the Closing for a period of one (1) year from the Closing Date, except that (a) the representations and warranties (i) contained in Sections 2.01, 2.02, 2.03 and 3.01 shall survive indefinitely, (ii) contained in Sections 2.10 and 2.17 shall survive the Closing for a period of three (3) years from the Closing Date and (iii) contained in Sections 2.12, 2.14(c), and 2.18 shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (b) the covenants and agreements of Sellers and Purchasers shall remain in full force and effect in accordance with their terms; provided, however that any representation, warranty, covenant or agreement that would otherwise terminate shall continue to survive, with respect to such claim only, if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.
          9.02 Indemnification.
               (a) Subject to the provisions of this Article IX, from and after the Closing, Sellers jointly and severally shall indemnify Purchasers and their respective Affiliates (including the Spine Entities), officers, directors, agents, successors and assigns (collectively, the “Purchaser Indemnitees”) in respect of, and hold them harmless from
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and against, any and all Losses suffered, incurred or sustained by a Purchaser Indemnitee by reason of or resulting from:
               (i) any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of any Seller contained in this Agreement (other than indemnification claims covered by Section 6.01) or in any closing delivery referred to in Section 1.05;
               (ii) any claim, demand or Action asserted, brought or instituted by a Third Party to the extent alleging that any Product infringes the Intellectual Property Rights of any Person;
               (iii) any Product Claim related to a Product sold by any Spine Entity prior to Closing;
               (iv) the Action brought by Comercializadora Mavero, S.A. de C.V. against U.S. Seller, ASSA and one of their Affiliates relating to the Exclusive Distribution Agreement entered into on February 18, 2002;
               (v) subject to Section 9.08, any investigation of the practices or conduct of the Business or any of the Spine Entities conducted by any Governmental Authority and any allegations in connection therewith to the extent such investigation covers the period before the Closing; and
               (vi) any Action pending against any Spine Entity as of the Closing Date other than the Action referred to in Section 9.02(a)(iv).
               (b) Subject to the provisions of this Article IX, from and after the Closing, Purchasers jointly and severally shall indemnify Sellers and their respective Affiliates, officers, directors, agents, successors and assigns (collectively, the “Seller Indemnitees”) in respect of, and hold them harmless from and against, any and all Losses suffered, incurred or sustained by a Seller Indemnitee by reason of or resulting from any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of any Purchaser contained in this Agreement (other than indemnification claims covered by Section 6.02) or in any closing delivery referred to in Section 1.06.
               (c) Except as set forth in Section 9.02(d), the indemnity obligations of the parties under Sections 9.02(a) and (b) shall be limited as set forth in this Section 9.02(c).
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               (i) No indemnity shall be payable under this Article IX with respect to Losses for which the Indemnified Party has not provided the Indemnifying Party a timely Claim Notice or timely Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto as soon as practical following the time at which the Indemnified Party discovered such claim (except to the extent the Indemnifying Party is not prejudiced by any delay in the delivery of such notice).
               (ii) No indemnity shall be payable under this Article IX until the aggregate of the Losses suffered, incurred or sustained by the Purchaser Indemnitees or the Seller Indemnitees, as applicable, exceeds 1% of the Purchase Price and then, only for Losses in excess of 1% of the Purchase Price.
               (iii) An Indemnifying Party shall have no further indemnity obligations under this Article IX once the aggregate of all Losses paid by it equals 10% of the Purchase Price.
               (iv) An Indemnifying Party’s indemnity obligations under this Article IX shall be reduced to the extent that the Indemnified Party had a reasonable opportunity, but failed, in good faith to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity.
               (v) With respect to indemnification claims described in Section 9.02(a)(ii):
                         (A) no indemnity shall be payable with respect to Losses for which a Purchaser Indemnitee has not provided a Claim Notice with respect to such claim setting forth in reasonable detail the specific facts and circumstances pertaining thereto on or before the second anniversary of the Closing Date, but if such Claim Notice is provided within that time period, then the rights of the Purchaser Indemnitees under this Article IX with respect to such claim shall continue until such claim is fully and finally resolved;
                         (B) to the extent such claim relates to Products sold after the Closing Date, Sellers shall be liable for only 70% of the Losses arising therefrom; and
                         (C) to the extent that any Losses are in the nature of royalties (or similar payments) payable with respect to future sales of one or more Products, the amount of such Losses shall be equal to the net present value of such royalties based on the projected sales of such
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Products, such projected sales (along with the applicable discount rate and similar factors) to be determined by mutual agreement of Sellers and Purchasers or, in the absence of such agreement within 45 days following final resolution of such indemnification claim, by an independent Third Party selected by agreement of Sellers and Purchasers. The costs and expenses of such independent Third Party, if any, shall be shared equally by Sellers and Purchasers.
               (vi) No indemnity shall be payable pursuant to Section 9.02(a)(iii) or 9.02(a)(v) with respect to Losses for which a Purchaser Indemnitee has not provided a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto on or before the third anniversary of the Closing Date, but if such Claim Notice or Indemnity Notice is provided within that time period, then the rights of the Purchaser Indemnitees under this Article IX with respect to such claim shall continue until such claim is fully and finally resolved.
               (vii) Sellers shall have no indemnity obligations for Losses to the extent such Losses are (A) reflected as Liabilities of a Spine Entity on the balance sheets included in the Financial Statements, or (B) included in the calculation of Final Working Capital.
               (viii) No Indemnifying Party shall have any indemnity obligations for consequential, incidental, indirect, special or punitive damages, including any claims for damages based on lost revenues or profits, however caused or on any theory; it being understood, however, that this limitation shall not apply to out-of-pocket Losses paid by any Indemnified Party to a Third Party: (x) pursuant to a Third Party Claim or (y) as a result of a matter of the type described in Section 9.02(a)(v).
               (ix) All “Material Adverse Effect,” “material,” “material adverse” and like qualifiers contained in the representations and warranties in this Agreement shall apply in determining whether a representation and warranty has been breached, but shall not be applied to limit the amount of any indemnifiable Losses resulting from any such breach.
               (d) The limitations on indemnification contained in Section 9.02(c)(ii) and (iii) shall not apply to Losses arising from: (i) breach of the representations, warranties or covenants contained in Sections 2.01, 2.02, 2.03, 2.18, 3.01, 3.06, 4.02(b), 4.08 and 4.17; or (ii) claims described in Section 9.02(a)(iv).
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               (e) Any Liability of the Sellers under this Agreement for indemnification for Losses shall be determined without duplication of recovery if the state of facts giving rise to such Liability constituted a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.
          9.03 Indemnity Procedures. All claims for indemnifications by any Indemnified Party under Section 9.02 shall be asserted and resolved as set forth in Section 9.03.
               (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.02 is asserted against or sought to be collected from such Indemnified Party by a Third Party (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party. The Indemnifying Party shall have the right, but not the obligation, to control the defense of such Third Party Claim, including the right, subject to the remaining provisions of this Section 9.03(a), to settle such Third Party Claim; provided that:
               (i) in case any Indemnified Party is a Purchaser Indemnitee, such Indemnified Party shall have the right to control the defense and settlement of any such Third Party Claim if the related indemnification claim arises under: (A) Section 9.02(a)(i) based upon a claim of a breach of Section 2.09(c), Section 2.10 or Section 2.17 and, in any such case, the Third Party Claim relates in whole or in part to the post-Closing operation of the Business; (B) Section 9.02(a)(ii); (C) Section 9.02(a)(v) if such investigation or allegation covers periods both before and after the Closing; or (D) Section 9.02(a)(iii) or Section 9.02(a)(vi) if, in the reasonable judgment of the Indemnified Party, all or substantially all of the Losses that would be incurred in connection with such Third Party Claim would not be indemnifiable by reason of the limitations set forth in Section 9.02(c)(ii) and/or Section 9.02(c)(iii);
               (ii) the Third Party Claim could not reasonably be expected to result in the Indemnified Party or any Affiliate thereof entering into a consent decree or becoming subject to injunctive or other non-monetary relief; and
               (iii) there is no conflict of interest between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim; and
further, provided, that the limitations on an Indemnifying Party’s right to control the defense of a Third Party Claim contained in this Section 9.03(a) shall not apply with respect to the matter referenced in Section 9.02(a)(iv).
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If the Indemnifying Party is entitled to, and elects to exercise its right to, control the defense and settlement of a Third Party Claim, then: (v) the Indemnifying Party shall diligently defend such Third Party Claim; (w) the Indemnified Party shall have the right to participate in the defense and settlement thereof at its own expense; (x) the Indemnified Party shall cooperate with the Indemnifying Party in the defense and settlement thereof (including providing the Indemnifying Party with reasonable access to the Books and Records and employees of the Spine Entities in connection with the matters for which indemnification is sought to the extent the Indemnifying Party reasonably deems necessary); (y) the Indemnified Party shall not, without the Indemnifying Party’s prior written consent, admit any liability with respect thereto or enter into any settlement or compromise thereof; and (z) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) settle such Third Party Claim unless the sole relief provided in such settlement is monetary in nature and shall be paid in full by the Indemnifying Party (it being understood that any amounts that are not indemnifiable by reason of the limitations set forth in Section 9.02(c) shall not be deemed paid by the Indemnifying Party). If the Indemnifying Party is not entitled to, or declines to exercise its right to, control the defense and settlement of the Third Party Claim, then: (A) the Indemnified Party shall diligently defend such Third Party Claim and shall keep the Indemnifying Party fully informed of all settlement discussions, and the Indemnifying Party shall have the right to participate therein at its own expense; and (B) the Indemnifying Party shall not be liable for any settlement thereof entered into without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that this clause (B) shall not apply to any indemnification claim that arises under Section 9.02(a)(v).
               (b) In the event any Indemnified Party should have a claim under Section 9.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party.
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          9.04 Adjustment to Purchase Price. Any amounts paid pursuant to this Article IX or Article VI shall be considered an adjustment to the Purchase Price allocable to the relevant Spine Entity for Tax purposes to the extent allowed under applicable Law. Purchasers and Sellers, and each of their respective Affiliates, shall prepare and file, and cause their Affiliates to prepare and file, Tax Returns consistent with the treatment described in the foregoing sentence.
          9.05 Insurance Offset. If the amount of any indemnifiable Losses, at any time following the payment of an indemnification obligation, is offset or reduced by the payment of any insurance proceeds, the amount of such insurance proceeds, less any costs, expenses, premiums or taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage) shall be promptly repaid to the Indemnifying Party.
          9.06 Exclusivity. After the Closing, to the extent permitted by Law and except (a) as provided in Section 1.08, Section 4.02, Section 4.07, Section 4.08, Section 4.16, Section 5.02 and Section 11.09 or (b) with respect to claims for fraud or intentional misrepresentation, the indemnities set forth in this Article IX and in Article VI shall be the exclusive remedies of Purchasers and Sellers and their respective officers, directors, employees, agents and Affiliates for any inaccuracy in any representation or warranty, misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement. Without limiting the generality of the foregoing, no party shall have any rights to set off indemnifiable Losses pursuant to this Article IX and in Article VI against other obligations owed to another party hereto.
          9.07 Preservation of Rights. An Indemnified Party’s rights pursuant to this Article IX or Article VI shall not be affected by any investigation or knowledge of the Indemnified Party or by any waiver of any condition by the Indemnified Party. Any investigation by an Indemnified Party shall be exclusively for its own protection and shall not impair any right or remedy hereunder.
          9.08 Government Investigations. In connection with any indemnification claim pursuant to Section 9.02(a)(v), any Losses relating to investigations or allegations covering periods both before and after the Closing shall be apportioned pro rata based on the relative lengths of the pre- and post-Closing periods covered by the investigations and/or allegations. For example, if an investigation spans a five-year period that includes two years prior to Closing and three years after Closing, then 40% of the aggregate Losses shall be apportioned to the pre-Closing period.
ARTICLE X
DEFINITIONS
          10.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:
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          “Abbott Name” has the meaning ascribed to it in Section 4.07(a).
          “Actions” means any action, suit, proceeding, arbitration or Governmental Authority investigation.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation). As used in this Agreement, the term “Affiliate” shall, (i) with respect to Sellers, for all periods prior to the Closing, include each Spine Entity and (ii) with respect to Purchasers, for all periods following the Closing, include each Spine Entity and any Person Purchasers create to consummate the transactions contemplated by this Agreement.
          “Agreement” means this Stock Purchase Agreement, and the Schedules and Exhibits hereto, as amended, modified or supplemented from time to time; provided that the Transition Services Agreement is not a part of this Agreement once it has been executed.
          “ASI” has the meaning ascribed to it in the recitals of this Agreement.
          “ASI Financial Statements” has the meaning ascribed to such term in Section 2.06(a).
          “ASI Shares” has the meaning ascribed to it in the recitals of this Agreement.
          “ASSA” has the meaning ascribed to it in the recitals of this Agreement.
          “ASSA Financial Statements” has the meaning ascribed to such term in Section 2.06(a).
          “ASSA Shares” has the meaning ascribed to it in the recitals of this Agreement.
          “Bankruptcy Code” has the meaning ascribed to it in Section 3.05.
          “Books and Records” means all files, documents, instruments, papers and other books and records relating to the Business, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.
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          “Business” means solely the researching, developing, selling, marketing or distributing the Products as such business is conducted by the Spine Entities immediately prior to the date of this Agreement.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Chicago.
          “Business Employees” means U.S. Business Employees and Non-U.S. Business Employees, collectively.
          “Claim Notice” means written notification pursuant to Section 9.03 of a Third Party Claim as to which indemnity under Section 9.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.02, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.
          “Closing” has the meaning ascribed to such term in Section 1.04.
          “Closing Date” has the meaning ascribed to such term in Section 1.04.
          “Closing Working Capital” has the meaning ascribed to it in Section 1.07(a).
          “Closing Working Capital Statement” has the meaning ascribed to it in Section 1.07(a).
          “Code” means the U.S. Internal Revenue Code of 1986, as amended.
          “Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate: (a) foreign investment; or (b) antitrust, monopolization, restraint of trade or competition.
          “Confidentiality Agreement” has the meaning ascribed to such term in Section 4.02(b).
          “Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Competition/Investment Law, in each case required to permit the consummation of the transactions contemplated by this Agreement.
          “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement
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or other contract, agreement, obligation, commitment or instrument that is legally binding, including all amendments thereto.
          “Copyrights” means all copyrights and copyright rights in copyrightable works, and all applications, registrations and renewals in connection therewith.
          “DC Employees” has the meaning ascribed to such term in Section 5.01(h).
          “DC Transfer Amount” has the meaning ascribed to such term in Section 5.01(h).
          “Deficit Amount” has the meaning ascribed to it in Section 1.08(a).
          “Encumbrance” means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing (excluding restrictions on transfer arising under securities Laws).
          “Enovia Software” has the meaning ascribed to it in Section 4.19.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control with a Seller or, before the Closing, the Spine Entities (within the meaning of Section 414 of the Code).
          “Excess Amount” has the meaning ascribed to it in Section 1.08(a).
          “Excess Tax Amount” has the meaning ascribed to it in Section 6.08.
          “FDA” means the United States Food and Drug Administration or any successor thereto.
          “Federal Funds Rate” means, for a particular day, the offered rate as reported in The Wall Street Journal published for such day in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, such rate as most-recently published in The Wall Street Journal, calculated on a daily basis based on a 365-day year.
          “Field Action” means any correction or removal of a medical device, as defined in 21 C.F.R. part 806 (or analogous Laws of foreign jurisdictions) or similar Laws applicable to Products not regulated as medical devices.
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          “Final Working Capital” has the meaning ascribed to it in Section 1.08(a).
          “Financial Statements” has the meaning ascribed to such term in Section 2.06(a).
          “GAAP” means United States generally accepted accounting principles consistently applied from period to period and throughout any period in accordance with the past practices of U.S. Seller.
          “Governmental Authority” means any United States federal, state or local or any non-United States governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indemnified Party” means any Person claiming indemnification under any provision of Article IX.
          “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.
          “Indemnity Notice” means written notification pursuant to Section 9.03(b) of a claim for indemnity under Article IX by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.
          “Independent Expert” has the meaning ascribed to it in Section 1.03(a).
          “Industrial Designs” means all rights in features of shape, configuration, pattern, ornament and the like that are or can be registered as designs or industrial designs under applicable Laws, and all applications, registrations and renewals in connection therewith.
          “Intellectual Property” means all registered and unregistered Patents, Copyrights, Industrial Designs, Proprietary Information, Trademarks and rights in Software, and all Intellectual Property Rights therein.
          “Intellectual Property Rights” means all forms of legal rights and protections that pertain to or may be obtained for any type of Intellectual Property under the laws of any Governmental Authority of any country or jurisdiction.
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          “International Purchaser” has the meaning ascribed to it in the preamble of this Agreement.
          “International Seller” has the meaning ascribed to it in the preamble of this Agreement.
          “Knowledge of Sellers” means the actual knowledge of the officers and employees of the Sellers and Spine Entities listed in Schedule 10.01(a).
          “Law” means any United States federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law, including common law.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, arrangement or undertaking (but excluding any future performance obligations under any such Contracts, arrangements or undertakings).
          “Loss” means any and all damages, Liabilities, losses, costs and expenses (including reasonable attorneys’ fees).
          “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that individually or in the aggregate is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change attributable to the execution of this Agreement, the disclosure or consummation of the transactions contemplated by this Agreement or the identity of Purchasers or their respective Affiliates as the purchaser of the Spine Entities; (b) any change, effect, event, occurrence, state of facts or development: (i) in the financial or securities markets, or economic, regulatory or political conditions in general; or (ii) in the industries in which the Business operates in general, except to the extent of any disproportionate effect on the Business; (c) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (but excluding the causes underlying such failure); (d) changes in Law or GAAP or in the authoritative interpretations thereof; (e) any action expressly required to be taken pursuant to this Agreement; or (f) any action or inaction by Purchasers, or approved or consented to in writing by Purchasers, after the date hereof.
          “Material Consents” has the meaning ascribed to such term in Section 2.04.
          “Material Contracts” has the meaning ascribed to such term in Section 2.15.
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          “Mixed Contract” has the meaning ascribed to such term in Section 4.09.
          “Non-U.S. Business Employee” means any Person who, as of immediately before Closing, is an employee of ASSA, including in all cases any such employee who is absent from work because of leave of absence, illness, vacation, holiday or short- or long-term disability.
          “Notice of Objection” has the meaning ascribed to it in Section 1.07(b).
          “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to: (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person; or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.
          “Other Sellers” means the Persons set forth on Schedule 1.01 under the heading “Other Sellers”.
          “Owned Intellectual Property” has the meaning ascribed to it in Section 2.13(a).
          “Patent” means (a) all patents and patent applications (including provisional applications and applications for a certificate of invention); (b) all reissues, substitutions, registrations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of, to or for any patent or patent application; and (c) all term extensions, supplementary protection certificates and other governmental actions that extend exclusive patent rights to an invention or technology beyond the original patent expiration date.
          “Permitted Liens” has the meaning ascribed to it in Section 2.09(a).
          “Person” means any individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any other entity.
          “Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability or other welfare benefit plan, severance or other employee benefit plan, practice, policy or arrangement, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3)
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of ERISA and excluding workers’ compensation and other employee arrangements required by applicable Law.
          “Product Claim” means any Action relating to any actual or alleged personal injury or property damage arising from any Product, regardless of the specific theory or theories of liability alleged, including strict liability, negligence, design defect, manufacturing defect, failure to warn, breach of warranty, or consumer fraud or deception.
          “Products” means, collectively, the medical device products that have been designed, developed, manufactured, marketed, distributed or sold by any Spine Entity prior to the Closing Date and any human bone material distributed or sold by any Spine Entity prior to the Closing Date, including the products identified on Schedule 10.01(b), but specifically excluding any pharmaceutical, diagnostic, vascular or nutritional products. For purposes of Section 9.02(a)(ii), if any next generation product is identical to a Product in respect of the infringing or allegedly infringing element or elements, then the next generation product shall be deemed to be a Product for purposes of such section.
          “Proprietary Information” means all trade secrets and other confidential information, know-how, inventions, proprietary inventions, formulae, models, specifications, and methodologies.
          “Purchaser Indemnitees” has the meaning ascribed to such term in Section 9.02(a).
          “Purchase Price” has the meaning ascribed to it in Section 1.02.
          “Purchasers” has the meaning ascribed to it in the preamble of this Agreement.
          “Purchaser DC Plans” has the meaning ascribed to it in Section 5.01(h).
          “Purchaser FSA Plans” has the meaning ascribed to it in Section 5.01(f).
          “Real Property” has the meaning ascribed to it in Section 2.09(b).
          “Registered Patents and Trademarks” has the meaning ascribed to it in Section 2.13(e).
          “Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions of any Governmental Authority (including pre-market approval applications, pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are
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required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products.
          “Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Registrations or in administering Regulatory Laws in that country or jurisdiction, including the FDA in the United States.
          “Regulatory Laws” means all Laws governing the import, export, design, testing, investigation, manufacture, marketing or sale of a product, or establishing recordkeeping or reporting obligations for product complaints or adverse events, or relating to Field Actions or similar regulatory matters.
          “Releasees” has the meaning ascribed to it in Section 2.18.
          “Representatives” means, with respect to a Person, the directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of such Person.
          “Review Period” has the meaning ascribed to it in Section 1.07(b).
          “Section 338 Election” has the meaning ascribed to it in Section 6.08.
          “Sellers” has the meaning ascribed to it in the preamble of this Agreement.
          “Seller DC Plans” has the meaning ascribed to it in Section 5.01(h).
          “Seller FSA Plans” has the meaning ascribed to it in Section 5.01(f).
          “Seller ESPPs” has the meaning ascribed to it in Section 5.01(j).
          “Seller Indemnitees” has the meaning ascribed to such term in Section 9.02(b).
          “Seller NQ Plans” has the meaning ascribed to it in Section 5.01(i).
          “Shares” has the meaning ascribed to it in the recitals of this Agreement.
          “Software” means all computer software programs, including operating system and applications software, implementations of algorithms and program interfaces, whether in source code or object code form, and all documentation, including design documents, flowcharts, training materials and user manuals, relating to the foregoing, and all translations thereof.
          “SNAC” has the meaning ascribed to it in Section 2.02.
          “Spine Data Room” has the meaning ascribed to it in Section 2.19.
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          “Spine Entities” has the meaning ascribed to it in Section 2.02.
          “Taxes” means any and all taxes, fees, levies or other assessments, including, without limitation, federal, state, local, or foreign income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise or similar taxes, imposed by any Taxing Authority, together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto.
          “Taxing Authority” means any agency or political subdivision of any federal, foreign, state, local or municipal government entity with the authority to impose any Tax.
          “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes.
          “Third Party” means any Person other than Sellers, Purchasers or any of their respective Affiliates.
          “Third Party Claim” has the meaning ascribed to it in Section 9.03(a).
          “Trademarks” means all trademarks, service marks, trade dress, logos, labels, domain names, websites and trade names, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith.
          “Transfer Taxes” has the meaning ascribed to it in Section 6.07.
          “Transition Services Agreement” has the meaning ascribed to it in Section 4.11.
          “U.S. Business Employee” means any Person who, as of immediately before Closing, is an employee of ASI, including in all cases any such employee who is absent from work because of leave of absence, illness, vacation, holiday or short-term disability; excluding, however, any such Person who is absent from work because of long-term disability and any Person listed on Schedule 10.01(c).
          “U.S. Purchaser” has the meaning ascribed to it in the preamble of this Agreement.
          “U.S. Seller” has the meaning ascribed to it in the preamble of this Agreement.
          “U.S. Seller Pension Plans” has the meaning ascribed to it in Section 5.01(g).
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          “Working Capital” means the current assets, excluding cash and cash equivalents, of the Business, reduced by the current liabilities (including the current portion of any indebtedness for borrowed money) of the Business, in each case as determined consistently with the preparation of the Financial Statements and the template set forth in Schedule 10.01(d).
ARTICLE XI
MISCELLANEOUS
          11.01 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment shall be made by any party without the prior written consent of the other parties hereto; provided, however, that any party may assign its rights, but not its obligations, under this Agreement without such Consent to an Affiliate or in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets.
          11.02 Public Announcements. On the date hereof, the parties may issue a press release announcing the execution of this Agreement in the form attached hereto as Exhibit B. No party hereto shall issue or make any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the Sellers’ prior written consent, in the case of any proposed disclosure by a Purchaser, or without the Purchasers’ prior written consent, in the case of any proposed disclosure by a Seller, except for any such disclosure that is, in the opinion of the disclosing party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing party are listed. In the event a party is, in the opinion of its counsel, required by applicable Law or the rules of a stock exchange on which its securities are listed to make a public disclosure other than that set forth in Exhibit B, such party shall submit the proposed disclosure in writing as far in advance of the disclosure as practicable, to the Sellers, in the case of any proposed disclosure by a Purchaser, or the Purchasers, in the case of any proposed disclosure by a Seller and provide the Sellers or Purchasers, as applicable, a reasonable opportunity to comment thereon. The contents of Exhibit B and any other announcement or filing or similar publicity that has been reviewed, approved and released by the reviewing party may then be re-released by any party without a requirement for advance notice or re-approval.
          11.03 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there
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shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
          11.04 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied (including Article IX), shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.
          11.05 Waiver. The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof. Any waiver hereunder shall be effective only if delivered to the other parties hereto in writing by the party making such waiver.
          11.06 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal Laws of the State of Delaware without regard to the conflicts of Laws provisions thereof.
          11.07 Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court located in Wilmington, Delaware so long as such court shall have subject matter jurisdiction over such Action, or alternatively in the Delaware State Court located in Wilmington, Delaware if the aforesaid United States District Court does not have subject matter jurisdiction, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action that is brought in such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.13 shall be deemed effective service of process on such party.
          11.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE,
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THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.
          11.09 Specific Performance. The parties acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other parties shall be entitled to interim relief or specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at Law or in equity.
          11.10 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
          11.11 Counterparts. The parties may execute this Agreement in one or more counterparts, and each fully executed counterpart shall be deemed an original.
          11.12 Further Documents. Each of the Sellers and the Purchasers shall, and shall cause its respective Affiliates to, at the request of the other party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other parties may reasonably request in connection with the carrying out of this Agreement and the transactions contemplated hereby.
          11.13 Notices. All communications, notices and Consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being mailed, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows:
If to Purchasers, to:
Zimmer Spine, Inc.
7375 Bush Lake Road
Edina, Minnesota 55439
Attention: President & CEO
Facsimile No.: 952-837-6955
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with copies to:
Zimmer, Inc.
345 East Main
Warsaw, IN 46580
Attention: Chief Legal Officer
Facsimile No.: 574-372-4302
and
Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, IN 46240
Attention: Daniel L. Boeglin
Facsimile No.: 317-569-4800
If to U.S. Seller, to:
Abbott Laboratories
Dept. 3MDB, Bldg. AP6B
100 Abbott Park Road
Abbott Park, Illinois 60064-6112
Facsimile No.: 847-936-0353
Attn: Vice President, Licensing/New Business Development
with copies to:
Abbott Laboratories
Dept. 0322, Bldg. AP6A
100 Abbott Park Road
Abbott Park, Illinois 60064-6010
Facsimile No.: 847-938-1206
Attn:   Vice President and Associate General Counsel, Corporate
            Transactions and Medical Products Legal Operations
and
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Facsimile No.: 312-407-0411
Attn:   Charles W. Mulaney, Jr.
            Brian W. Duwe
If to International Seller, to:
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Abbott France S.A.S
10 rue d’Arceuil
BP 90233
94528 Rungis Cedex, France
Facsimile No: (33 1) 456 04 060
Attn: General Manager
with copies to:
Abbott Laboratories
Dept. 0322, Bldg. AP6A
100 Abbott Park Road
Abbott Park, Illinois 60064-6010
Facsimile No.: 847-938-1206
Attn:   Vice President and Associate General Counsel, Corporate
            Transactions and Medical Products Legal Operations
and
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Facsimile No.: 312-407-0411
Attn:   Charles W. Mulaney, Jr.
            Brian W. Duwe
provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.
         11.14 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement. Article, Section and Schedule references are to the Articles, Sections, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement shall be deemed to refer to this
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Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified. All references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America and all references to “euro” or “€” shall be deemed references to the lawful money of the European Union. Until such time as International Seller becomes a party to this Agreement as provided in Section 11.15, any reference to Sellers in this Agreement shall be deemed to be the U.S. Seller. Until such time as International Purchaser becomes a party to this Agreement as provided in Section 4.18, any reference to Purchasers in this Agreement shall be deemed to be the U.S. Purchaser.
         11.15 Ratification of this Agreement by International Seller. The parties hereby agree and acknowledge that International Seller shall not sign and become a party to this Agreement until the appropriate consultation with the works councils of International Seller and ASSA has been completed to the reasonable satisfaction of International Seller. Promptly following completion of the appropriate consultation with the works councils of International Seller and ASSA to the reasonable satisfaction of International Seller, U.S. Seller shall cause International Seller to execute a copy of this Agreement and shall become bound by this Agreement. Upon International Seller signing this Agreement and becoming a party to this Agreement, International Seller shall be entitled to all and any rights, benefits and remedies, and shall be bound by all the obligations, of any nature whatsoever under, or by reason of, this Agreement.
         11.16 Exchange Rates. If applicable Law requires that the portion of the Purchase Price allocated to the ASSA Shares must be stated in Euro for purposes of paying any Transfer Taxes or for any other purposes, then the parties shall use for such purposes the exchange rate between dollars and Euro as reported on the Bloomberg Screen at 7:00 am EDT on the Closing Date. In addition, in the event that the parties need to convert Euro or any other local currencies into dollars for purposes of preparing the Closing Working Capital of ASSA or the Final Working Capital of ASSA, the relevant exchange rate between dollars and the applicable local currency will be determined based on the rate three (3) Business Days preceding the applicable determination date as published in the Financial Times under the heading “Currencies and Interest Rates” of the “Dollar Spot Forward Against the Dollar” tables, in the column “Closing mid-point”.
         11.17 Entire Agreement. This Agreement, the Confidentiality Agreement and the Transition Services Agreement constitute the entire agreement among the parties and supersedes any prior understanding, agreements, or representations by or among the parties, written or oral to the extent they relate in any way to the subject matter hereof.
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     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the authorized officers of U.S. Purchaser and U.S. Seller as of the date first above written and of International Purchaser and International Seller as of the date written below.

ZIMMER, INC.

By: Name: Title: Date:	/s/ Chad F. Phipps Chad F. Phipps SVP, General Counsel & Secretary September 4, 2008

ZIMMER HOLDINGS FRANCE S.A.S.

By:

Name:
Title:
Date:	, 2008

ABBOTT	LABORATORIES

By:	/s/ Thomas C. Freyman

Name:	Thomas C. Freyman
Title:	Executive Vice President, Finance & Chief Financial Officer

Date:	September 4, 2008

ABBOTT FRANCE S.A.S.

By:

Name:
Title:
Date:	, 2008

EXHIBIT A
TRANSITION SERVICES AGREEMENT
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EXHIBIT B
PRESS RELEASE
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